                                                                   EXHIBIT 10.22




                            ORDINANCE NUMBER 1038-95


                           CABLE TELEVISION ORDINANCE

                            CITY OF AUBURN, ILLINOIS

                                TABLE OF CONTENTS

Sec. 1.   Short title........................................................1
Sec. 2.   Intent and purposes................................................1
Sec. 3.   Definitions........................................................2
Sec. 4.   Grant of authority; Franchise required.............................8
Sec. 5.   Franchise characteristics..........................................8
Sec. 6.   Franchisee subject to other laws, police power.....................9
Sec. 7.   Interpretation of Franchise terms.................................10
Sec. 8.   Applications for grant, renewal, modification
          or transfer of Franchises.........................................10
Sec. 9.   Grant of Franchises...............................................14
Sec. 10.  Insurance; surety; indemnification................................16
Sec. 11.  Security fund.....................................................18
Sec. 12.  Minimum facilities and services...................................20
Sec. 13.  Franchise fee.....................................................21
Sec. 14.  Reports and records...............................................23
Sec. 15.  Customer service requirements.....................................26
Sec. 16.  Cable service and repair standards................................29
Sec. 17.  Billing...........................................................31
Sec. 18.  Refunds and credits...............................................32
Sec. 19.  Subscriber's right upon failure of service........................32
Sec. 20.  Notification Procedures...........................................33
Sec. 21.  Reports to the grantor............................................35
Sec. 22.  Identification of employees.......................................35
Sec. 23.  Compliance procedure..............................................36
Sec. 24.  Review by the grantor.............................................36

Sec. 25.  Escrow account....................................................37
Sec. 26.  Verification of compliance........................................38
Sec. 27.  Noncompliance with standards......................................38
Sec. 28.  Discrimination prohibited.........................................38
Sec. 29.  Use of right-of-ways..............................................39
Sec. 30.  Subscriber privacy and unauthorized reception.....................41
Sec. 31.  Technical standards...............................................41
Sec. 32.  Enforcement remedies..............................................43
Sec. 33.  Renewal of Franchise..............................................44
Sec. 34.  Transfers.........................................................47
Sec. 35.  Revocation or termination of Franchise............................48
Sec. 36.  Arbitration.......................................................51
Sec. 37.  Continuity of service mandatory...................................52
Sec. 38.  Unlawful solicitation or acceptance of gifts......................53
Sec. 39.  Rates.............................................................53
Sec. 40.  Access facilities.................................................65
Sec. 41.  Cable advisory committee..........................................66
Sec. 42.  Performance evaluation............................................68
Sec. 43.  Administration....................................................68
Sec. 44.  Applicability.....................................................69

AN ORDINANCE OF THE CITY OF AUBURN, ILLINOIS TO PROVIDE FOR
THE REGULATION OF CABLE TELEVISION WITHIN THE CITY

      BE IT ORDAINED by the City Council of the City of Auburn, Illinois as follows:


Sec. 1. Short title.

      This Ordinance shall be known and may be cited as the "Auburn Cable Television Ordinance."


Sec. 2. Intent and purposes.

      It is the intent of the City to promote the public health, safety, and general welfare by providing for the grant of one or more Franchises for the construction and operation of a cable system; to provide for the regulation of each cable system; to provide for the regulation of each cable system by the City; to provide for the payment of fees and other valuable consideration by a Franchisee to the City for the privilege of using the public rights-of-way for constructing and operating a cable system; to promote the availability of cable service to City residents; to encourage the development of cable as a means of communication between and among the members of the public and public institutions; to encourage the development of competitive cable services; and to encourage the provision of diverse information to the community over cable.

Sec. 3. Definitions.

      For the purpose of this Ordinance the following words and their derivations have the meanings defined below. Words not defined herein are given their meaning in Section 602 of the Cable Act (as hereinafter defined), 47 U.S.C. Section 522, and, if none, their common and ordinary meaning.

When not inconsistent with the context, words used in the present tense include the future, words in the plural number include the singular number, and words in the singular number include the plural number. The words "must" or "shall" are mandatory and the word "may" is permissive.

      (a) Access Channel means any channel set aside for public use, educational use, or governmental use without a charge by the Franchisee for channel usage.

      (b) Application means a proposal to construct and operate a cable system within the City, transfer a Franchise, renew a Franchise, or modify a Franchise. An application includes the initial proposal plus all subsequent amendments or supplements to the proposal and relevant correspondence.

      (c) Basic Cable Rates means the monthly charges for a subscription to the Basic Service Tier and the associated equipment.

      (d) Basic Service Tier means a separately available service tier to which subscription is required for access to any other tier of service, including as a minimum, but not limited to, all Must-Carry Signals, all PEG channels, and all domestic television signals other than superstations.

      (e) Benchmark means a per channel rate of charge for cable service and associated equipment which the FCC has determined is reasonable.

      (f) Cable Act means the Cable Communications Policy Act of 1984, 47 U.S.C. Section 521 et seq.

      (g) Cable Act of 1992 means the Cable Television Consumer Protection Competition Act of 1992.

      (h)   Cable Operator means any person or group of persons:

            (1) who provide any Cable service over a Cable System and directly or through one or more affiliates owns a significant interest in such a Cable System; or

            (2) who otherwise controls or is responsible for, through any arrangement, the management and operation of such cable system.

      (i) Cable Service means the one-way transmission of video or other programming service to Subscribers together with any Subscriber interaction provided in connection with such service.

      (j) Cable System means a facility, consisting of a set of closed transmission paths and associated signal generation, reception, and control equipment that is designed to provide Cable Service which includes video programming and which is provided to multiple Subscribers within the City. Such term does not include (1) a facility that serves only to retransmit the television signals of one (1) or more television broadcast stations; (2) a facility that serves only Subscribers in one (1) or more multiple unit dwellings under common ownership, control, or management, unless such facility uses any public right-of-way; (3) a facility of a common carrier that is subject, in whole or in part, to the provisions of Title II of the Communications Act of 1934, 47 U.S.C. Section 201 et seq., except that such facility will be considered a cable system to the extent it is used in the transmission of video programming directly to Subscribers; or (4) any facilities of any electric utility used solely for operating its electric utility systems.

      (k) Channel means a unit of Cable Service identified and selected by a channel number or similar designation.

      (l) City means Auburn, Illinois, in its present incorporated form or in any form which may subsequently be adopted.

      (m)   City Clerk means the administrative officer of the City or designee.

      (n) Control of a Franchisee or Applicant means the legal or practical ability to direct the affairs of the Franchisee or applicant either directly or indirectly, whether by contractual agreement or majority ownership of an economic interest.

      (o) Cost of Service Showing means a filing in which the Cable Operator attempts to show that the Benchmark rate or the Price Cap is not sufficient to allow the Cable Operator to fully recover the cost of providing the Basic Service Tier and to continue to attract capital.

      (p) Council means the City Council that is the legislative body of the City.

      (q) Fair Market Value means the price that a willing buyer would pay to a willing seller for a going concern based on the system valuation prevailing in the industry at the time but with no value allocated to the Franchise itself.

      (r)   FCC means the Federal Communications Commission.

      (s) Franchise means the right granted by the City to a Franchisee to construct, maintain and operate a Cable System over, on, or under streets, roads and all other public ways, easements and right-of-way within all or specified areas of the City. The term does not include any license or permit that may be required by other laws, ordinances or regulations of the City for the privilege of transacting and carrying on a business within the City or for disturbing the surface of any street or public thoroughfare.

      (s) Franchise Agreement means a contract entered into in accordance with the provisions of this subtitle between the City and a Franchisee that sets forth the terms and conditions under which the Franchise will be exercised.

      (t) Franchisee means any person granted a Franchise pursuant to this Ordinance and who operates a Cable System within the City of Auburn, Illinois pursuant to a Franchise Agreement with the City of Auburn, Illinois.

      (u) Gross Revenues means all revenues derived by a Franchisee, or an affiliated entity, from the operation of its cable system within the City, including, but not limited to, revenues derived from Cable Service, home shopping channels, institutional services, rental or lease of equipment, installation fees or ancillary services.

      (v) Initial Basic Cable Rates means the rates that the Cable Operator is charging for the Basic Service Tier, including charges for associated equipment, at the time the City notifies the Cable Operator of the City's qualification and intent to regulate Basic Cable Rates.

      (w)   Leased Access Channel means a Channel designated in accordance with
Section 612 of the Cable Act, 47 U.S.C. Section 532, for commercial use by persons unaffiliated with the Franchisee.

      (x) Must-Carry Signal means the signal of any local broadcast station except superstations which is required to be carried on the Basic Service Tier.

      (y) Normal Business Hours means those hours during which most similar businesses in the community are open to serve customers. In all cases, "Normal Business Hours" must include some evening hours at least one night per week and/or some weekend hours.

      (z) Normal Operating Conditions means those service conditions which are within the control of the Franchisee. Those conditions which are not within the control of the Franchisee include, but are not limited to, natural disasters, civil disturbances, power outages, telephone network outages, and severe or unusual weather conditions. Those conditions which are ordinarily within the control of the Cable Operator include, but are not limited to, special promotions, pay-per-view events, rate increases, regular peak or seasonal demand periods, and maintenance or upgrade of the cable system.

      (aa) Outage means a SERVICE INTERRUPTION which affects not less than 250 subscribers.

      (bb) Peg Channel means the Channel capacity designated for public, educational, or governmental use, and facilities and equipment for the use of that Channel capacity.

      (cc) Person means any individual, corporation, partnership, association, joint venture or organization of any kind and the lawful trustee, successor, assignee, transferee or personal representative thereof.

      (dd) Price Cap means the ceiling set by the FCC on future increases in Basic Cable Rates regulated by the City, based on a formula using the GNP fixed weight price index, reflecting general increases in the cost of doing business and changes in overall inflation.

      (ee) Reasonable Rates Standard means a per Channel rate that is at, or below, the Benchmark or Price Cap level.

      (ff) Service Interruption means loss of picture or sound on one or more Channels.

      (gg) Standard Installation means installations that are located up to 125 feet from the existing distribution system.

      (hh) Subscriber means any person, firm or other entity who or which subscribes to, for any purpose, a service provided by the Cable Operator by means of or in connection with the Cable System.

      (ii) Superstation means any non-local broadcast signal secondarily transmitted by satellite.

      (jj) System Malfunction means an equipment or facility failure that results in the loss of satisfactory service on one or more Channels. A Malfunction is major if renders unviewable two

(2) or more Channels carrying off-the-air television signals, or a total of five
(5) Channels regardless of the signals carried, and it affects five (5) or more Subscribers.

      (kk) Transfer of a Franchise means any transaction in which (1) an ownership or other interest in a Franchisee is transferred from one Person or group of Persons to another Person or group of Persons so that control of the Franchisee is transferred, or (2) the rights held by the Franchisee under a Franchise Agreement are transferred or assigned to another Person or group of Persons. A transfer is pro forma if it involves no significant change in the ultimate Control of the Franchisee.


Sec. 4. Grant of authority; Franchise required.

      The City may grant one or more Franchises in accordance with this Ordinance. No person may construct or operate a Cable System in the City without a current and valid Franchise granted by the City.


Sec. 5. Franchise characteristics.

      (a) A Franchise authorizes use of the public rights-of-way for installing and maintaining cable, wires, lines, and other facilities to operate a cable system within the City, but does not expressly or implicitly authorize the Franchisee to provide service to, or install cables, wires, lines, or any other equipment or facilities upon private property without owner consent (except for use of compatible easements pursuant to 47 U.S.C. Section 541(a)
(2)), or to use publicly or privately owned utility poles or conduits without a separate agreement with the owners.

      (b) A Franchise is nonexclusive and will not expressly or implicitly preclude the issuance of other Franchises to operate cable systems within the City or affect the City's right to authorize use of public rights-of-way to other persons as it determines appropriate.

      (c) A Franchise conveys no property right to the Franchisee or right to renewal other than as may be required by state or federal law.

      (d) A Franchise Agreement constitutes a contract between the Franchisee and the City once it is accepted by the Franchisee. A Franchisee contractually commits itself to comply with the terms, conditions and provisions of the Franchise Agreement and with all applicable laws, ordinances, codes, rules, regulations, and orders.


Sec. 6. Franchisee subject to other laws, police power.

      (a) A Franchisee is subject to and must comply with all applicable local, City, state and federal laws, ordinances, codes, rules, regulations, and orders. A Franchisee is also subject to the City's police power in accordance with Illinois law.

      (b) A Franchisee or other person may not be excused from complying with any of the terms and conditions of this Ordinance or a Franchise Agreement by any failure of the City, upon one or more occasions, to require compliance or performance.

      (c) The City may, on its own motion or at the request of an applicant or Franchisee for good cause shown, waive any requirement of this Ordinance.

Sec. 7. Interpretation of Franchise terms.

      (a) The provisions of this Ordinance will apply to a Franchise Agreement as if fully set forth in the Franchise Agreement. The express terms of this Ordinance will prevail over conflicting or inconsistent provisions in a Franchise Agreement.

      (b) The provisions of a Franchise Agreement will be liberally construed in order to effectuate its purposes and objectives consistent with this Ordinance and the public interest.

      (c) A Franchise Agreement will be governed by and construed in accordance with the laws of the State of Illinois.


Sec. 8. Applications for grant, renewal, modification or transfer of Franchises.

      (a) An application must be filed with the City for grant of a new Franchise, renewal of a Franchise under either the formal or informal procedures in accordance with Section 626 of the Cable Act, 47 U.S.C. Section 546, modification of a Franchise Agreement, or a transfer of a Franchise. An applicant has the burden to demonstrate compliance with all requirements of this Ordinance and of federal law.

      (b) To be acceptable for filing, an application must be submitted in the number of copies required by the City, be accompanied by the application filing fee where required, conform to any applicable request for proposals, and contain all required information. All applications must include the names and addresses of persons authorized to act on behalf of the applicant with respect to the application.

      (c) All applications accepted for filing must be made available by the City for public inspection. The City shall advertise the receipt of all accepted applications in accordance with standard procedure.

      (d) An application of the grant of a new Franchise may be filed pursuant to a request for proposals issued by the City or on an unsolicited basis. The City, upon receipt of an unsolicited application, may issue a request for proposals. If the City elects to issue a request for proposals upon receipt of an unsolicited application, the applicant may submit an amended application in response to the request for proposals, or may inform the City that its unsolicited application should be considered in response to the request for proposals, or may withdraw its unsolicited application. An application which does not conform to the requirements of a request for proposals may be considered non-responsive and returned.

      (e) An application for the grant of a new Franchise must contain, at minimum, the following information:

            (1) Name and address of the applicant and identification of the ownership and control of the applicant, including: the names and addresses of the ten (10) largest holders of an ownership interest in the applicant, and all known persons with five percent (5%) or more ownership interest; the persons who control the applicant; all officers and directors of the applicant; and any other business affiliation and cable system ownership interest of each named person;

            (2) An indication of whether the applicant, or any person controlling the applicant, or any officer or major stockholder of the applicant, has been adjudged bankrupt, had a

Franchise Agreement revoked, or not renewed, or been found guilty by any court or administrative agency of a violation of a security or antitrust law, or a felony, or any crime involving moral turpitude; and, if so, identification of any such person or entity and a full explanation of the circumstances;

            (3) A demonstration of the applicant's technical, legal and financial ability to construct and operate the proposed cable facility, including identification of key personnel;

            (4) A description of applicant's prior experience in cable operations and identification of communities in which applicant or its principals have, or had, a cable Franchise or an interest therein, including the identification of litigation involving any such Franchisees and their Franchising authorities;

            (5) A detailed description of the physical facility proposed, including Channel capacity, technical design, performance characteristics, headend, and access facilities to be provided to satisfy the requirements of
Section 31;

            (6) A description of the construction of the proposed system, including an estimate of above-ground and below- ground mileage and its location, the proposed construction schedule, a description, where appropriate, of how services will be converted from existing facilities to new facilities, and information on the availability of space on poles and conduits including, where appropriate, an estimate of the cost of rearrangement of facilities to accommodate such use;

            (7) A description of the services to be provided initially, including all broadcast and non-broadcast signals to be carried and all non-television services, and if services will be offered by Tiers, identification of the signals and\or services to be included on each Tier;

            (8) The proposed rate structure including charges for each Service Tier, installation, converters, and other equipment or services;

            (9) A demonstration of how the proposal will reasonably meet the future cable-related needs and interests of the community, including a description of how the proposal will meet the needs described in any recent community needs assessment conducted for the City;

            (10) Pro forma financial projections for the first three (3) years of the Franchise term, including statement of income, balance sheet, sources and uses of funds, and schedule of capital additions, with all significant assumptions explained in notes or supporting schedules;

            (11) An affidavit of the applicant or authorized officer certifying the truth and accuracy of the information in the application, and acknowledging the enforceability of application commitments, and certifying that the proposal meets all federal and state requirements; and

            (12) Any other information necessary to demonstrate compliance with the requirements of this Ordinance and information that the City may request of the applicant.

      (f) An application for modification of a Franchise must include, at minimum, the following information:

            (1)   The modification requested;

            (2) The justification for the requested modification, including the impact of the requested modification on Subscribers and others, and the impact on the applicant if the modification is not approved;

            (3)   A statement whether the modification is sought pursuant to
Section 625 of the Cable Act, 47 U.S.C. Section 545, and, if so, a demonstration that the requested modification meets the legal standards of 47 U.S.C. Section 545; and

            (4) Any other information necessary for the City to make a determination.

      (g) An application for renewal of a Franchise must comply with the requirements of Section 33.

      (h) An application of approval of a transfer of a Franchise must comply with the requirements of Section 34.

      (i) To be acceptable for filing an application must be accompanied by a Non-refundable filing fee in the following amount, as appropriate:

                      For a new Franchise:                     $10,000

                      For renewal of a Franchise:              $ 4,000

                      For a transfer of a Franchise
                        (other than a pro forma
                        transfer):                             $ 2,000

                      For a modification of a
                        Franchise pursuant to
                        47 U.S.C.Section 545:                  $ 3,000


Sec. 9. Grant of Franchises.

      (a) The City may grant a Franchise for a term not to exceed ten (10) years to serve the City, however, nothing herein shall be construed to prevent the granting of renewal options the total of which, when added to the initial term of the Franchise, would exceed ten (10) years.

      (b) The City may make the grant of a Franchise conditioned upon the completion of construction within a prescribed time or upon the performance of other specific obligations, specifying in the Franchise Agreement that failure to timely comply with the condition will cause the Franchise to become subject to revocation or termination as provided hereinafter.

      (c) The evaluating an application for a new Franchise, the City shall consider the applicant's character; the applicant's technical, financial, and legal qualifications to construct and operate the proposed system; the nature of the proposed facilities, equipment, and services; the applicant's record in other communities; if any, and whether the proposal will meet anticipated community needs and serve the public interest.

      (d) Based upon the application, the written and oral testimony and other material presented at a public hearing before the Council, and any other information relevant to the application, the Council shall decide whether to grant or deny a Franchise application.

      (e) If the Council grants a Franchise application, the City Attorney and the applicant must agree on the terms of a Franchise Agreement within ninety
(90) calendar days from the date of the resolution making the grant. This period may be extended for good cause by the Council. If agreement is not reached with the City Attorney within ninety (90) calendar days or if the period is not extended by the Council, the Franchise grant will be null and void without further action by the City.

      (f) The text of a proposed Franchise Agreement must be made available by the City to the public and advertised as required by City procedure and/or applicable state law.

      (g) After complying with the requirements of subsections (c)-(f) above, the Council shall, following a public hearing, approve or disapprove the proposed Franchise Agreement by resolution.

      (h) Prior to the Franchise becoming effective, the approved applicant must demonstrate compliance with the surety, insurance and similar provisions of the Franchise Agreement.


Sec. 10. Insurance; surety; indemnification.

      (a) Unless a Franchise Agreement specifies otherwise, the following insurance coverage shall be in force at all times during the Franchise period: workmen's compensation insurance to meet all state requirements; and general comprehensive liability insurance with respect to the construction, operation and maintenance of a Cable System, including the operation of motor vehicles, in the following minimum amounts:

            (1) For bodily injury, including death, $1,000,000 for any one person, and $5,000,000 for any one accident;

            (2)   For property damage $1,000,000; and

            (3) For damages resulting from any liability of any nature that may arise from or be occasioned by operation of the Cable System, including any communication over the Cable System, excepting programming on government Channels, $2,000,000.

      (b) All insurance policies shall name the City as an additional named insured, shall be evidenced by a certificate of insurance showing, at a minimum, the surety providing such insurance, all named insureds, the period of insurance, the limits of coverage provided and the agency providing such insurance and shall provide that no coverage provided under such policy shall be canceled or terminated except upon not less than fifteen (15) days prior written notice to the City.

      (c) All insurance policies must be with sureties qualified to do business in Illinois and in form approved by the City Attorney. The City may require in a Franchise Agreement coverage and amounts in excess of the above minimums.

      (d) A Franchisee must, at its sole cost and expense, indemnify, hold harmless, and defend the City, its officials, boards, commissions, agents and employees, against any and all claims, suits, causes of action, proceedings and judgments for damages or equitable relief arising out of the construction, maintenance or operation of its Cable System regardless of whether the act or omission complained of is authorized, allowed or prohibited by the Franchise Agreement. This provision includes, but is not limited to, claims arising out of copyright infringements or a failure by the Franchisee to secure consents from the owners, authorized distributors, or licensees of programs to be delivered by the Cable System.

      (d) The Franchise Agreement may require the Franchisee to have in force at all times a performance bond or an irrevocable letter of credit in an amount as necessary to ensure faithful performance by the Franchisee of its obligation under the

Franchise Agreement. Such surety instruments must be provided by an entity qualified to do business in the State of Illinois and in a form approved by the City Attorney.


Sec. 11. Security fund.

      (a) Prior to the Franchise becoming effective, the Franchisee must post with the City a cash security deposit, in such form as the City, in its sole discretion shall determine, in the minimum amount of $25,000 or such other amount as specified in the Franchise Agreement to be used as a security fund to ensure the faithful performance of all provisions of law and the Franchise Agreement and compliance with all orders, permits and directions of the City, and the payment by the Franchisee of any claims, liens or taxes due the City which arise by reason of the construction, operation or maintenance of the system.

      (b) The City shall place the security deposit in an interest bearing account. The interest will accrue to the benefit of the Franchisee but may not be withdrawn; all interest will be added to and become part of the original security fund during the term of the Franchise.

      (c) If a Franchisee fails to pay the City any fees or taxes due, liquidated damages, damages, or costs or expenses incurred by the City by reason of any act or default of the Franchisee, or if the Franchisee fails to comply with any provision of the Franchise Agreement that the City reasonably determines can be remedied by an expenditure of the security fund, the City may, withdraw that amount with any interest from the security fund. Prior to such withdrawal, the City shall provide notice to the Franchisee of the intention to withdraw, the reason for such withdrawal, the amount to be withdrawn and the intended date of such withdrawal. Such notice shall be provided not less than ten (10) days prior to the intended date of withdrawal.

      (d) If the Franchisee objects to such withdrawal, it shall give written notice as provided in the Franchise Agreement postmarked prior to the date of such withdrawal and request arbitration of the withdrawal pursuant to Section 36 hereof.

      (e) Within thirty (30) calendar days after notice to it that an amount has been withdrawn by the City from the security fund, the Franchisee must deposit a sum of money sufficient to restore the security fund to the original amount. If the Franchisee fails to restore the security fund to the original amount within thirty (30) calendar days, the entire security fund remaining may be forfeited, and/or such failure may be considered a material breach of this Ordinance and may be used as grounds for revocation of the Franchise.

      (f) The security fund will become the property of the City in the event the Franchise is revoked. The Franchisee is entitled to the return of the security fund that remains following termination of the Franchise, less any outstanding default or unpaid amounts owed to the City by the Franchisee.

      (g) The rights reserved to the City with respect to the security fund are in addition to all other rights of the City whether reserved by this Ordinance or authorized by other law, and no action, proceeding or exercise of a right with respect to such security fund will affect any other right the City may have.

      (h) If the City is convinced that its interests can be comparably protected by a surety device other than a security fund, a Franchise Agreement may specify such alternative device and set for the terms and conditions of its use.


Sec. 12. Minimum facilities and service.

      (a) the following minimum requirements for facilities and services apply to all Franchises. The City may require that a Franchise exceed these minimum requirements.

            (1) A Cable System constructed or rebuilt after the effective date of this Ordinance must have a minimum capacity of seventy two (72) video Channels available for immediate or potential use and have the capability for two-way communications.

            (2) A Cable System may be required to provide one or more access, not to exceed four (4) channels, Channels for public, educational or governmental access. In addition, the City may require a Franchisee to reserve one or more additional Channels for present or future access use. If the City determines that the use of existing access facilities warrants the activation of such reserve Channels, the Franchisee shall activate them upon ninety (90) days notice from the City. The City may require in a Franchise Agreement that the Franchisee contribute to capital costs for access studios and related equipment and facilities.

            (3) A Cable System must provide channel space for programming upon request, leased access as required by federal law.

            (4) Service to public buildings may be required without charge as set forth in the Franchise Agreement.

      (b) Unless a Franchise Agreement provides otherwise, a Franchisee must make Cable Service available to every unserved non-commercial structure within the Franchise service area. Where the Franchise service area is the entire City, the Franchisee shall extend service to any annexed areas according to the following schedule:

            (1) For areas of territory annexed to the City of ______ acres or more, the Franchisee shall extend service to such areas within twelve (12) months of the date of annexation; or

            (2) For those areas of less than _______ acres, the Franchisee shall extend service to such annexed areas within six (6) months of the date of annexation;

provided, however, the Franchisee is not required to extend service in areas where the cable would pass fewer than thirty (30) homes per cable mile.


Sec. 13. Franchise fee.

      (a) Unless a Franchise Agreement provides otherwise, a Franchisee, in consideration of the privilege granted under a Franchise for the use of public rights-of-way to construct and operate a Cable System, must pay to the City five percent (5%) of the Franchisee's Gross Revenues derived from the operation of its cable system within the City during the period of its Franchise. Franchise fees are payable quarterly. A Franchisee must pay the Franchise fee due to the City for the preceding quarter within forty five (45) calendar days of the end of that quarter.

      (b) Any payment of Franchise fees to adjust for a shortfall in the quarterly payments for the preceding year must be made no later than the filing date for the annual financial statements. Adjustments for any overpayment will be credited to subsequent quarterly payments.

      (c) Unless a Franchise Agreement provides otherwise, Franchisee fee payments shall be accompanied by a financial statement showing the Gross Revenues received by the Franchisee during the period covered by the payments and the number of Subscribers served at the end of the period.

      (d) A Franchisee must file within three (3) months of the end of its fiscal year the Franchisee's annual financial statements for the preceding year audited by a Certified Public Accountant or certified as accurate by the Franchisee's Chief Financial Officer. The Franchisee will bear the cost of the preparation of such financial statements.

      (e) The City may inspect and audit any and all books and records of the Franchisee which contain information pertaining to the franchise, and recompute any amounts determined to be payable under the Franchise. The cost of the audit will be borne by the Franchisee if the annual payment to the City has been underpaid by more than five percent (5%) as disclosed by the audit.

      (f) In the event that a Franchise payment is not received by the City on or before the due date, interest will be charged from the due date at an interest rate of one and one half percent (1 1/2%) per month. In addition, the Franchisee will pay a late charge of five percent (5%) of the amount of such payment.

Interest and late charges will not be imposed for any payment necessary as a result of the yearly adjustment provided for in subsection (b) above, if the payment to correct for a shortfall does not exceed ten percent (10%) of the total payments made during the year. In the event such payment exceeds ten percent (10%) of the total payments made during the year, the Franchisee will be liable for interest and late charges for the entire amount due.

      (g) When a Franchise terminates for whatever reason, the Franchisee must file with the City within ninety (90) calendar days of the date its operations cease a financial statement, audited by a CPA or certified by the Franchisee's Chief Financial Officer, showing the Gross Revenues received by the Franchisee since the end of the previous fiscal year. Adjustments will be made at that time for Franchise fees due to the date that the Franchisee's operations ceased.


Sec. 14. Reports and records.

      (a) Within three (3) months of the close of its fiscal year, a Franchisee must file with the City an annual report that includes the following information:

            (1) A summary of the previous calendar year's activities in development of the system, including but not limited to services begun or dropped, number of Subscribers (including gains and losses), homes passed, and miles of cable distribution plants in service. The summary shall also include a comparison of any construction, including system upgrades, during the year with any projections previously provided to the City.

            (2) A financial statement, including a statement of income, a balance sheet, and where the Franchisee is in a significant construction phase, a statement of sources and applications of funds. The statement shall include notes that specify all significant accounting policies and practices upon which it is based. A summary shall be provided comparing the current year with previous years since the beginning of the Franchise.

            (3) A copy of updated maps depicting the location of all trunks where there was construction in the year of the report.

            (4) A summary of complaints, identifying the number and nature of complaints and their disposition. Where complaints involve one or more recurrent system problems, the nature of each problem and what steps have been taken to correct it shall be identified. More detailed information on complaints shall be submitted upon request of the City.

            (5) If the Franchisee is a corporation, a list of officers and members of the board and the officers and board members of any parent Corporation; and where a parent Corporation's stock is publicly traded, a copy of its most recent annual report.

            (6) A list of all partners or stockholders holding five percent (5%) or more ownership interest in the Franchisee and any parent corporation; provided, however, when any such entity has fewer than ten (10) persons holding five percent (5%) ownership interest, the ten (10) largest such holders. Alternatively, the annual ownership information required by the

FCC for broadcast licensees may be supplied.

            (7) A copy of all the Franchisee's commercial policies and practices applicable to Subscribers and users of the Cable System.

      (b) A Franchisee must maintain a complete set of books and records available for inspection upon reasonable prior notice by the City during normal business hours.

      (c) Upon written request of the Franchisee and approval by the City Attorney, information of a proprietary nature submitted to the City pursuant to this Ordinance or a Franchise Agreement will not be made available for public inspection.

      (d) The Franchisee shall provide to the City a copy of all filings of the Franchisee or affiliated entity made with the Federal Communications Commission, the Securities Exchange Commission, or other federal agency where such filings involve matters that affect, or could affect, the operation of the Franchised Cable System or the Franchisee's capability to carry out its obligations under the Franchise Agreement and this Ordinance.

      (e) For the purposes of subsections a-5, 6 and 7 hereof, a notarized statement of an officer of the Franchisee stating that no changes in the information requested therein have occurred since the date of the last report shall be conclusively deemed to be compliance with such subsections. Such notarized statement shall specifically refer to those subsections which are unchanged and shall be provided in lieu of court required therein.

Sec. 15. Customer service requirements.

      (a) A Franchisee must maintain within fifty (50) miles of the City a business office open during normal business hours with a listed local toll-free telephone number and employ a sufficient number of telephone lines to allow reasonable access by Subscribers and members of the public. When the business office is closed, an answering machine or service capable of receiving service complaints and inquiries must be employed.

      (b) A Franchisee must have available at all times personnel, equipment and procedures capable of locating and correcting major system malfunction. Major system malfunctions must be corrected without delay. Corrective action for all other malfunctions must be initiated not later than the next business day after the Subscriber service call is received, and must be completed as promptly as possible.

      (c) A Franchisee must provide each Subscriber at the time Cable Service is installed written instructions for placing a service call, filing a complaint, or requesting an adjustment. Each Subscriber must also be provided with a schedule of the Subscriber's rates and charges, a copy of the service contract, delinquent Subscriber disconnect and reconnect procedures, and a description of any other of the Franchisee's policies in connection with its Subscribers.

      (d) A Franchise must maintain a complete record of service complaints received and action taken. These records must be open to the City for inspection during normal business hours. Such records must be retained for not less than two (2) years.

      (e) Upon termination of cable service by a subscriber, a cable system operator shall give a subscriber the opportunity to acquire the wiring at the replacement cost, with the cost to be determined based on the replacement cost per foot of the cabling multiplied by the length in feet of the cable home wiring. If the subscriber declines to acquire the cable home wiring, the cable system operator must then remove it within 30 days, or make no subsequent attempt to remove it or to restrict its use.

      (f) If warranted in the City's judgment, the City may adopt regulations governing customer service so as to assure prompt, courteous or responsive treatment of the public by a Cable Operator.

      (g) The Franchisee shall maintain a customer service center and bill payment locations which provide the necessary facilities, equipment and personnel to comply with the following customer service standards under normal operating conditions:

            (1) Sufficient trained customer service representatives and toll-free telephone line capacity during normal business hours to assure that calls will be answered before the fifth ring, and all callers for service will not be required to wait in excess of thirty (30) seconds before being connected to a service representative and if the call needs to be transferred, transfer time shall not exceed thirty (30) seconds. Franchisee shall be deemed in compliance with this section when the standard has been met no less than ninety
(90) percent of the time on all calls, measured on a quarterly basis.

            (2) Emergency toll free telephone line capacity on a 24-hour basis, including weekends and holidays.

            (3) After normal business hours, the access line may be answered by a service or an automated response system, including an answering machine, inquiries received after normal business hours must be responded to by a trained company representative on the next business day.

            (4) Under normal operating conditions the customer will receive a busy signal less than three (3) percent of the time.

            (5) The Franchisee will not be required to acquire equipment or perform surveys to measure compliance with the telephone answering standards above unless an historical record of complaints indicates a clear failure to comply.

            (6) A customer service center and bill payment locations, within the Franchise area, open during normal business hours and conveniently located and adequately staffed to accept Subscriber payments and respond to service requests and complaints.

            (7) An emergency system maintenance and repair staff, capable of responding to and repairing major system malfunction on a 24-hour basis.

            (8) An installation staff, normally capable of standard installation service to any Subscriber within seven (7) business days after the order has been placed, in all areas where trunk and feeder cable have been activated. In no event shall the time to install or initiate a new service exceed thirty (30) days from the date of receipt of a request, in all areas where trunk and feeder cable have been activated. Franchisee shall be deemed in compliance with this section when the standard has been met no less than ninety-five (95) percent of the time on all calls for service, measured on a quarterly basis.

Sec. 16. Cable Service and repair standards.

      (a) Franchisee shall render efficient service, make repairs promptly, and interrupt service only for good cause and for the shortest time possible. Scheduled interruptions, on trunk and major electronic components, shall be preceded by notice and shall occur during periods of minimum use of the system, preferably between midnight and 6:00 a.m.

      (b) Franchisee shall maintain a written log, or an equivalent, stored in computer memory and capable of access and reproduction in printed form, for all service interruption; and requests for service that result in a service call.

      (c) The Franchisee shall maintain a repair force of technicians capable of responding to Subscriber requests for service within the following time frames:

            (1) For a system outage: Within two hours, including weekend and holidays, of receiving Subscriber calls or requests for service which identify a system outage of all Channels, affecting at least ten (10) Subscribers of the system.

            (2) For an isolated outage: Within 24 hours, including weekend and holidays, of receiving requests for service identifying an outage of all Channels for any Subscriber.

            (3) For inferior signal quality: Within 48 hours, including weekend and holidays, of receiving a request for service identifying a problem concerning picture or sound quality, affecting any Subscriber.

                        (a) Franchisee shall be deemed to have responded to a request for service under the provisions of this section when a technician arrives at the service location and begins work on the problem or otherwise responds to the request for service.

                        (b) Franchisee shall be deemed in compliance with this section when the standard has been met no less than ninety-five (95) percent of the time on all calls for service, measured on a quarterly basis.

      (d) Unless excused, Franchisee shall identify the nature of the problem within 24 hours of beginning work and resolve all Cable System related problems within five (5) business days unless technically infeasible. Failure to resolve Cable System related problems within thirty (30) days pursuant to this section shall be a material violation of this section.

      (e) The "appointment window" alternatives for installations, service calls, and other installation activities will be either a specific time or, at maximum, a four-hour time block during normal business hours. The Franchisee may schedule service calls and other installation activities outside of normal business hours for the express convenience of the customer.

      (f) If a customer misses a service call, a new date for the repair must be given within ten (10) business days which include Monday through Friday, 8:00 a.m. to 5:00 p.m. If an employee of the Franchisee misses a service call, a new date for repair shall be made at the customer's convenience and in accord with the Franchisee's business hours.

      (g) A Franchisee may not cancel an appointment with a customer after the close of business on the business day prior to the scheduled appointment.

      (h) If a Franchisee representative is running late for an appointment with a customer and will not be able to keep the appointment as scheduled, the customer will be contacted. The appointment will be rescheduled, as necessary at a time which is convenient for the customer.

      (i) The Franchisee will initiate prompt corrective action if any is needed to satisfy unresolved complaints. If a customer is not satisfied with the solution of a complaint, the customer shall automatically be referred to a management person. Local management shall work with the person to resolve the problem within forty-eight (48) hours.

      (j) Customers shall receive a copy of the service report and a phone number to call to resolve any additional problems at the time the service is completed.

Sec. 17. Billing.

      (a) Subscribers shall receive a monthly statement with a date for payment due.

      (b) All statements shall clearly denote a postmark or initiated date of bill.

      (c) A phone number for bill adjustment shall be printed on the statement.

      (d) The statement shall clearly state the dates of service for which the Subscriber is being billed.

      (e) Billing complaints shall be resolved within a reasonable time but in no event shall resolution of the billing complaints exceed a maximum of thirty
(30) days from receipt of a written complaint by the Subscriber.

      (f) Late payment charges and the time of institution shall be clearly stated.

      (g) Bills will be clear, concise and understandable. Bills must be fully itemized, with itemizations including, but not limited to, basic and premium service charges and equipment charges. Bills will also clearly delineate all activity during the billing period, including optional charges, rebates and credits.


Sec. 18. Refunds and credits.

      (a) Refund checks will be issued promptly, but no later than either of the following:

            (1) the customer's next billing cycle following resolution of the request or thirty (30) days, whichever is earlier, or

            (2) the return of the equipment supplied by the Cable Operator if service is terminated.

      (b) Credits for service will be issued no later than the customer's next billing cycle following the determination that a credit is warranted.


Sec. 19. Subscriber's right upon failure of service.

      (a) In the event that all service to any Subscriber is interrupted for forty-eight (48) or more consecutive hours except for reasons beyond the control of the Franchisee and except in circumstances for which prior approval of the interruption is obtained from the Franchisor, the Franchisee shall provide a twenty (20) percent rebate of the monthly fees to affected Subscribers upon the Subscriber's request.

      (b) In the event that service to any Subscriber is interrupted for one hundred twenty (120) or more consecutive hours, except for reasons beyond the control of the Franchisee and except in circumstances for which prior approval of the interruption is obtained from the Franchisor, the Franchisee shall provide a one hundred (100) percent rebate of the monthly fees to affected Subscribers upon the Subscriber's request.

      (c) For purposes of computing the time of interrupted service, said time shall begin when a complaint for interrupted service is received by the Franchisee or when the Franchisee has actual or constructive notice of the interruption.


Sec. 20. Notification procedures.

      (a) The Franchisee shall, at the time service is initiated, and thereafter at least annually or at any time upon request, provide the customer with written information covering:

            (1)   The time allowed to pay outstanding bills.

            (2)   Grounds for termination.

            (3)   Steps taken before termination.

            (4)   How customers may resolve billing disputes.

            (5)   Steps necessary to restore service.

            (6) The fact that customer service representatives and service technicians shall identity themselves.

            (7) The fact that customers have the right to speak to a supervisor.

            (8)   The time frame for resolving reception and billing problems.

            (9) The appropriate regulatory authority with whom to register a complaint and a listed phone number.

            (10) The address of the regional office to whom complaints may be forwarded in the event a customer is dissatisfied.

            (11)  Charges for late payment or returned checks.

            (12)  Products and services offered.

            (13) Prices and options for programming services and conditions of subscription to programming and other services.

            (14)  Installation and service maintenance policies.

            (15)  Instructions on how to use the Cable Service.

            (16)  Channel positions of programming carried on the system.

      (b) Subscribers will be notified of any changes in rates, programming services or Channel positions as soon as possible through announcements on the Cable System and in writing. Notice must be given to Subscribers a minimum of thirty (30) days in advance of such changes if the change is within the control of the Cable Operator. In addition, the Cable Operator shall notify Subscribers thirty (30) days in advance of any significant changes in the other information required in subsection (1) above.

Sec. 21. Reports to the Franchisor.

      (a) The Franchisee shall notify the Franchisor of the resolution of all complaints received by the Franchisor on a semi-annual basis, or upon earlier written request of Franchisor, information shall be provided within five (5) business days.

      (b) The Franchisee shall notify the Franchisor of all outages, system malfunctions & service interruptions location of the occurrence, and the homes affected on a semi-annual basis, or upon earlier written request of Franchisor, information shall be provided within five (5) business days.

      (c) Upon the request of the Franchisor, the Franchisee shall make a written report of an Outage within the Franchise area within 48 hours.

      (d) The Franchisee shall notify the Franchisor through a semi-annual report, or upon earlier written request of Franchisor, information shall be provided within five (5) business days, giving a breakdown during normal business hours of phone statistics on all phone lines for customer service and repair.


Sec. 22. Identification of employees.

      (a) Every officer, agency or employee of the Franchisee or its contractors or subcontractors shall wear on their outer clothing an identification card bearing their name and photograph. Franchisee shall account for all identification cards at all times. Every service vehicle of the Franchisee shall be clearly identified on sight to the public as working for the Franchisee.

Sec. 23. Compliance procedure.

      (a) Franchisee shall establish written procedures for receiving, acting upon and resolving Subscriber complaints without intervention by the Franchisor. The written procedures shall prescribe the manner in which a Subscriber may submit a complaint whether orally or in writing specifying the Subscriber's grounds for dissatisfaction. Said procedures shall provide that the Franchise shall provide a copy of the subscriber complaint and the Franchise response and resolution to the Alderman of the ward in which the complaining subscriber resides. These procedures shall comply with all standards and specifications of this chapter. Franchisee shall file a copy of these procedures with the Franchisor.


Sec. 24. Review by the Franchisor.

      (a) For the purposes of this Section, unless otherwise indicated, the power of the Franchisor to act in accordance with the powers conferred in this
Section is delegated to an Alderman who represents the ward in which the complaining subscriber has service by the Franchiser or has a principal residence.

      (b) The Franchisor may determine, de novo, upon a review of a Subscriber complaint and the Franchisee's decision, if any, whether further action is warranted. In the event the Franchisor does not initiate further proceedings within fifteen (15) days of the filing of the complaint, the Franchisee's proposed action or resolution shall be final. If the Franchisor decides to initiate further investigation, the Franchisor shall allow the Franchisee and the Subscriber to submit, within ten (10) days of notice thereof, a written statement of the facts and arguments in support of their respective positions. The Franchisee or the Subscriber may request in such statement that a hearing be conducted by the City Council of the Franchisor. The City Clerk shall give notice in writing of the time and place for such hearing. The hearing shall be conducted informally, and the parties may offer any evidence pertinent to the dispute. The parties shall provide any additional evidence including testing reports from the Franchisee, which the Franchisor may deem necessary to an understanding and determination of the dispute. The Franchisor shall issue a written decision within fifteen (15) days of receipt of the written statements, or if a hearing is requested, within fifteen (15) days of the conclusion of the hearing, setting forth the basis of the decision.


Sec. 25. Escrow account.

      (a) The Franchisee shall establish an escrow account wherein a Subscriber may deposit a disputed portion of the Subscriber's monthly service charge. If a Subscriber either continues to make full and timely payment of all monthly service charges to Franchisee or deposits any disputed portion of such monthly service charges into said escrow account, Franchisee shall not discontinue service during the pendency of a complaint submitted under the provisions of this chapter. Any amount deposited in the escrow account shall be paid to the Franchisee or Subscriber in accordance with a final determination of a complaint.

      (b) Franchisee shall advise all Subscribers, in writing, of these escrow provisions.


Sec. 26. Verification of compliance.

            Upon five (5) business days' notice, the Franchisee shall establish its compliance with any or all of the standards required in this ordinance. The Franchisee shall provide sufficient documentation to permit the Franchisor to verify the compliance.



Sec. 27. Noncompliance with standards.

      (a) A repeated and verifiable pattern of noncompliance with the consumer protection standards of this ordinance after Franchisee's receipt of due notice and an opportunity to cure, may be termed a material violation of this chapter. Franchisor, at its option, may direct Franchisee to add sufficient personnel and/or telephone lines and related equipment to insure compliance. Franchisor reserves the right to utilize any other lawful remedy as well.


Sec. 28. Discrimination prohibited.

      (a) Unless approved by the City and to the extent consistent with federal law, no Franchisee may in its rates or charges, or in the availability of the services or facilities of its system, or in any other respect, make or grant undue preferences or advantages to any Subscriber or potential Subscriber to the system, or to any user or potential user of the system, nor subject any such persons to any undue prejudice or any disadvantage.

      (b) A Franchisee must not deny Cable Service to any potential Subscribers because of the income of the residents of the area in which the Subscribers reside.

Sec. 29. Use of right-of-ways.

      (a) A Franchisee must utilize, with the owner's permission, existing poles, conduits or such other facilities whenever possible. Copies of agreements for use of poles, conduits or other facilities must be filed with the City upon City request.

      (b) All transmission lines, equipment and structures must be installed and located to cause minimum interference with the rights and reasonable convenience of property owners. The City may from time-to-time issue such reasonable rules and regulations concerning the installation and maintenance of the Cable System installed in the public rights-of-way as may be consistent with this Ordinance and the Franchise Agreement.

      (c) Suitable safety devices and practices as required by local, City, state and federal laws, ordinances, regulations and permits must be used during construction, maintenance and repair of a Cable System.

      (d) A Franchisee must remove, replace or modify at its own expense the installation of any of its facilities within any public right-of-way when required to do so by the City to allow it to change, maintain, repair or improve a public thoroughfare.

      (e) On streets and roads where electrical and telephone utility wiring are located underground, either at the time of initial construction or subsequently, the cable must also be located underground at the Franchisee's expense. Between a street or road and a Subscriber's residence, the cable must be located underground if either electrical and telephone utility wiring are located underground. If electric or telephone utility wiring is aerial, a Franchisee may install aerial cable except where a property owner or resident requests underground installation and agrees to bear the additional cost over aerial installation.

      (f) A Franchisee must obtain any required permits before causing any damage or disturbance to public thoroughfares or private property as a result of its construction or operations and must restore to their former condition such private property and public thoroughfares, the latter in a manner approved by the City. If such restoration is not satisfactorily performed within a reasonable time, the City, or the property owner in the case of private property may, after prior notice to the Franchisee, cause the repairs to be made at the expense of the Franchisee.

      (g) A Franchisee may trim trees within public rights-of-way at its own expense as necessary to protect its wires and facilities, subject to any direction that may be provided by the City. Trees on private property may be trimmed with the consent of the property owner.

      (h) At the request of any person holding a valid building moving permit and upon sufficient notice, the Franchisee must temporarily raise, lower or cut its wires as necessary to facilitate such move upon not less than 72 hours advance notice. The direct expense of such temporary changes, including standby time, must be paid by the permit holder and the Franchisee may require payment in advance.


Sec. 30. Subscriber privacy and unauthorized reception.

      (a) A Franchisee must protect the privacy of all Subscribers pursuant to the provisions of Section 631 of the Cable Act, 47 U.S.C. Section 551. A Franchisee must not condition Subscriber service on the Subscriber's grant of permission to disclose information which, pursuant to federal law, cannot be disclosed without the Subscriber's explicit consent.

      (b) It is unlawful for any person to intercept or use any video, voice, or data signal transmissions over a Cable System, unless such interception or use is authorized by the Franchisee or other person having the lawful right to authorize the reception or use.


Sec. 31. Technical standards.

      (a) Any Cable System constructed within the City must meet or exceed technical standards consistent with this Ordinance, the Franchise Agreement, and the Franchisee's application. The system must be capable of delivering all National Television Systems Committee (NTSC) color and monochrome standards signals and designed to provide picture quality of TASO grade 2 or better and superior reliability. All television signals transmitted on a Cable System must include any closed captioning information for the hearing impaired. Antennas, supporting structures, and outside plant used in the system must be designed to comply with the recommendations of the Electronics Industries Association on tower structures and outside plant.

      (b) All construction, installation and maintenance must comply with the National Electrical Safety Code, the National Electric Code, the standards of the Occupational Safety and Health Administration, all state and local regulations, and good and accepted industry practices. Close coordination with public and private utilities or any other Cable Operator in the area, and the use of accepted practices and procedures, is required to avoid damage or adverse impact on existing or planned facilities.

      (c) At the stages of any construction specified in the Franchise Agreement, the Franchisee must perform at its expense proof of performance tests designed to demonstrate compliance with the requirements of this Ordinance, the Franchise Agreement, and FCC requirements. The Franchisee must provide the proof of performance test results promptly to the City.

      (d) The Franchisee shall provide to the City copies of all "proof of performance" tests reports filed by the Franchisee with the Federal Communications Commission.

      (e) The Franchisee must advise the City when a proof of performance test is scheduled so that the City may have an observer present.

      (f) A Franchisee must not design, install or operate its facilities in a manner that will interfere with the signals of any broadcast station, the electrical system located in any building, the cable system of another Franchisee, or individual or master antennas used for receiving television or other broadcast signals.

Sec. 32. Enforcement remedies.

      (a) The City has the right to apply any one or combination of the following remedies in the event a Franchisee violates any provision of the law or its Franchise Agreement:

            (1) Impose liquidated damages in such amount, whether per day, incident, or other measure of violation, as provided in the Franchise Agreement. Payment of liquidated damages by the Franchisee will not relieve the Franchisee of its obligation to meet the Franchise requirements.

            (2) Reduce the duration of the Franchise on such basis as the City determines is reasonable pursuant to the process specified in Section 35.

            (3)   Revoke the Franchise as provided for in Section 35.

      (b) In determining which remedy or remedies are appropriate, the City must take into consideration the nature of the violation, the person or persons bearing the impact of the violation, the nature of the remedy required in order to prevent further violations, and such other matters as the City determines are appropriate. The City shall not impose any remedy without first giving the Franchisee notice of the violation and a reasonable opportunity to cure it.

      (c) In addition to or instead of any other remedy, the City may seek legal or equitable relief from any court of competent jurisdiction.

Sec. 33. Renewal of Franchise.

      (a) If a Franchisee decides to initiate a formal Franchise renewal process in accordance with Section 626(a)-(g) of the Cable Act, 47 U.S.C.
Section 546(a)-(g), it must notify the City within 30-36 months of the Franchise expiration date. Upon such notification, or at the City's own initiative, the City may commence the following process:

            (1) The City shall review and evaluate the future cable-related community needs and interests and the Franchisee's past performance. The review and evaluation process must include opportunity for public comment.

            (2) Immediately upon completion of the review and evaluation process, the City must notify the Franchisee that it may file a renewal application. The notice must specify the information to be included in the renewal application and the deadline for filing the application, which must be no earlier than sixty (60) calendar days following the date of the notice. If the Franchisee does not submit a renewal application by the specified date, it will be deemed not to be seeking renewal of its Franchise.

            (3) Upon receipt of the renewal application, the City shall publish notice of its receipt and may schedule one or more public meetings or implement other procedures under which comments from the public on the application may be received.

      (b) In considering a renewal application, the City must consider whether:

            (1) The Cable Operator has substantially complied with the material terms of the existing Franchise and with applicable law;

            (2) The quality of the Cable Operator's service, including signal quality, response to consumer complaints, and billing practices (but without regard to the mix, quality, or level of Cable Services or other services provided over the system) has been reasonable in light of community needs;

            (3) The Cable Operator has the financial, legal and technical ability to provide the services, facilities, and equipment set forth in its proposal; and

            (4) The Cable Operator's proposal is reasonable to meet the future cable-related community needs and interests, taking into account the cost of meeting such needs and interests.

      (c) The Council shall hold at least one public hearing to consider the application. An advisory committee or a committee of the Council may make recommendations to the Council prior to its consideration, a copy of which recommendations shall be made available to the Franchisee in advance of the Council's consideration. Following the public hearing on the renewal application, the Council must either:

            (1) Pass a resolution agreeing to renew the Franchise, subject to the negotiation of a Franchise Agreement satisfactory to the City and the Franchisee, or

            (2) Pass a resolution that makes a preliminary assessment that the Franchise should not be renewed.

      (d) the Council's action under subsection (c) above must be taken within four months of the date of the renewal application notice to the Franchisee required in subsection (a) (2) above.

      (e) If a preliminary assessment is made that a Franchise should not be renewed, at the request of the Franchisee or on its own initiative, the City must commence an administrative proceeding in accordance with Section 626(c) of the Cable Act, 47 U.S.C. Section 546(c).

      (f) The City shall commence an administrative proceeding, initiated by a Hearing Order which establishes the issues to be addressed in the hearing and the procedures to be followed and appoints a presiding officer for the hearing. Upon the completion of the hearing, the presiding officer shall issue a recommended decision. Parties to the hearing and the public shall have thirty
(30) calendar days to comment on the recommended decision after its issuance.

      (g) Based on the recommended decision, the comment and arguments presented, and other evidence of record, the Council, following a public hearing, shall make a final determination on whether to grant or deny the renewal application. The Council shall issue a written decision setting forth the reasons for its decision.

      (h) The provisions of subsections (a)-(g) above notwithstanding, a Franchisee may submit a proposal for renewal of a Franchise in accordance with 47 U.S.C. Section 546(h). The City must hold one or more public hearings or implement other procedures under which comments on the proposal from the public may be received. Following such public hearings or other procedures, the Council shall determine whether the Franchise should be renewed in the terms and conditions of any renewal. In making its determination the Council shall not consider the pendency of any other application for a Franchise.

      (i) Once the Council grants a renewal application, the City and the Franchisee must agree on a Franchise Agreement, pursuant to the procedures specified in Section 9(e)-( g), before the renewal becomes effective.

      (j) If renewal of a Franchise is denied, the City may acquire ownership of the Cable System or effect a transfer of ownership of the system to another person upon the Agreement of the owner of the facilities and approval of the Council. Any such acquisition by the City must be a fair market value, determined on the basis of the Cable System valued as a going concern but with no value allocated to the Franchise itself.

      (k) If renewal of a Franchise is denied and the City does not purchase the cable system, the City may require the former Franchisee to remove its facilities and equipment. If the former Franchisee fails to do so within a reasonable period of time, the City may have the removal done at the former Franchisee's and/or surety's expense.

      (l) Notwithstanding any provision of this section, the City Council may, suspend, by majority vote at a regularly schedule meeting, the renewal provisions contained herein and direct the Mayor or a committee to be appointed by the Mayor to negotiate the terms and conditions of a renewal Franchise Agreement with the Franchisee.

Sec. 34. Transfers.

      (a) A transfer of a Franchise must not occur without prior approval of the City.

      (b)   An application to transfer a Franchise must meet the requirements of
Section 8 and provide complete information on the proposed transaction, including details on the legal, character, financial, technical and other pertinent qualifications of the transferee, and on the potential impact of the transfer on Subscriber rates. At minimum, the information required in Section 8(e)(1)-(4) must be provided by the proposed transferee. The information required in Section 8(e)(5)-(10) must also be provided whenever the proposed transferee expects material changes to occur in those areas. Transfer applications should be filed at least ninety (90) days prior to the anticipated date of the proposed transaction.

      (c) Final action on an application for transfer of a Franchise must be taken by the Council. In making a determination on such an application, the Council will consider the legal, financial, technical and character qualifications of the transferee to operate the system and whether operation by the transferee would adversely affect the Cable Services to Subscribers or otherwise be contrary to the public interest.

      (d) Approval by the City of a transfer of a Franchise does not constitute a waiver or release of any of the rights of the City under this Ordinance or the Franchise Agreement.


Sec. 35. Revocation or termination of Franchise.

      (a) A Franchise may be revoked by the Council for failure to construct as required, operate or maintain the Cable System as required by this Ordinance or the Franchise Agreement or for other material breach of this Ordinance or the Franchise

Agreement. Notwithstanding all other provisions of this Section, where the City has issued a Franchise specifically conditioned upon the completion of construction or other specific obligation by a specified date pursuant to
Section 9(b), failure of the Franchisee to complete construction or comply with other specific obligation as required will result in the automatic forfeiture of the Franchise without further action by the City, unless the City, at its discretion and for good cause demonstrated by the Franchisee, grants an extension of time. For all other material breaches of this Franchise, within thirty (30) calendar days following written notice from the City to the Franchisee that it is in material breach of this Ordinance or the Franchise Agreement, the Franchisee has not taken corrective action or corrective action is not being actively and expeditiously pursued, the Council, acting on its own motion or upon the recommendation of the Mayor, may give written notice to the Franchisee of its intent to consider revocation of the Franchise or reducing its term, stating its reasons.

      (b) Before final action can be taken, the Council shall hold a public hearing at which time the Franchisee and members of the public must be given an opportunity to present evidence and make argument. Following the public hearing the Council shall determine whether or not to revoke the Franchise or reduce its term based on any recommended decision, the evidence and argument presented at the hearing, and other evidence of record. The Council's determination shall be reflected in a written opinion setting forth the reasons for its decision.

      (c) Any Franchise may, at the option of the City, be revoked one hundred twenty (120) calendar days after an assignment for the benefit of creditors or the appointment of a receiver or trustee to take over the business of the Franchisee whether in a receivership, reorganization, bankruptcy assignment for the benefit of creditors, or other action or proceeding, unless within that one hundred twenty (120) day period:

            (1)   Such assignment, receivership or trusteeship has been vacated;
or

            (2) Such assignee, receiver or trustee has fully complied with the terms and conditions of this Ordinance and the Franchise Agreement and has executed an Agreement, approved by the court having jurisdiction, assuming and agreeing to be bound by the terms, and conditions of the Franchise.

      (d) In the event of foreclosure or other judicial sale of any of the facilities, equipment or property of a Franchisee, the City may revoke the Franchise by serving notice upon the Franchisee and the successful bidder at the sale, in which event the Franchise and all rights and privileges of the Franchise will be revoked thirty (30) calendar days after serving such notice, unless:

            (1) The City has approved the transfer of the Franchise to the successful bidder; and

            (2) The successful bidder has covenanted and agreed with the City to assume and be bound by the terms and conditions of the Franchise.

      (e) If the City revokes a Franchise, or if for any other reason a Franchisee abandons, terminates or fails to operate or maintain service to its Subscribers, the following procedures and rights are effective:

            (1) The City may require the former Franchisee to remove its facilities and equipment. If the former Franchisee fails to do so within a reasonable period of time, the City may have the removal done at the Franchisee's and/or surety's expense.

            (2) The City, by resolution of the Council, may acquire ownership of the Cable System at an equitable price.

            (3) If a Cable System is abandoned by a Franchisee, the City may sell, assign or transfer all or part of the assets of the system.

      (f) Upon non-renewal revocation or forfeiture of a Franchise. The City may, upon resolution of the Council, acquire ownership of and operate a Cable System.


Sec. 36. Arbitration.

      (a) If the City exercises a right to purchase a Cable System pursuant to this Ordinance or a Franchise Agreement and the City and Franchisee are unable to agree on a price for the purchase of the system, the price may be determined by arbitration. Other matters that are arbitrable under the provisions of a Franchise Agreement or this Ordinance may be subjected to the arbitration procedures specified below.

      (b) The arbitration procedure employed shall be consistent with the rules and procedures of the American Arbitration Association. The City and the Franchisee will each select a qualified arbitrator. The two (2) persons selected shall select a third qualified arbitrator, and the three (3) arbitrators will constitute a panel whose decision is binding on both parties. The fees of the first two (2) arbitrators shall be paid by the party selecting such person, and the third person shall be compensated one-half by the City and one-half by the Franchisee. Payment of all other costs of the proceeding shall be determined by the arbitrator.


Sec. 37. Continuity of service mandatory.

      (a) It is the right of all Subscribers to receive all available services from the Franchisee as long as their financial and other obligations to the Franchisee are satisfied.

      (b) In the event of a termination or transfer of the Franchise for whatever reason, the Franchisee must do everything in its power to ensure that all Subscribers receive continuous, uninterrupted service regardless of the circumstances. The Franchisee must cooperate with the City to operate the system for a temporary period following termination or transfer as necessary to maintain continuity of service to all Subscribers. The temporary period will not exceed six (6) months without the Franchisee's written consent. During such period the Cable System must be operated under such terms and conditions as the City and the Franchisee may, agree or such other terms and conditions that will continue, to the extent possible, the same level of service to Subscribers and that will provide reasonable compensation to the Cable Operator.

      (c) If the Franchisee discontinues service to its Subscribers without City approval, the Franchise may immediately be terminated, and the City is empowered to occupy take possession of all facilities and property, real and personal, related to the Cable System for the purpose of temporarily operating the system. The City may undertake such operation itself or authorize operation by a contractor.


Sec. 38. Unlawful solicitation or acceptance of gifts.

      It is unlawful for any person to offer any gift, favor, loan, service, promise, employment or anything of value to a City official or employee, or for a City official or employee to solicit or accept any such thing of value, for the purpose of influencing the grant, modification, renewal, transfer, or any other matter affecting a Franchise or the administration or enforcement of this Ordinance.


Sec. 39. Rates.

      A.    Initial review of Basic Cable Rates

            (1) Notice. Upon the adoption of this ordinance and the certification of the City by the FCC, the City shall immediately notify all Cable Operators in the City, by certified mail, return receipt requested, that the city intends to regulate Subscriber rates charged for the Basic Service Tier and associated equipment as authorized by the Cable Act of 1992.

            (2) Cable Operator response. Within 30 days of receiving notice from the City, a Cable Operator shall file with the City, its current rates for the Basic Service Tier and associated equipment are within the FCC's reasonable rate standard, as determined by the applicable benchmark, the City Council shall:

                  (a) Hold a public hearing at which interested persons may express their views; and

                  (b) Act to approve the rates within 30 days from the date the Cable Operator filed its Basic Cable Rates with the City.

                  (c) If the City Council takes no action within 30 days from the date the Cable Operator filed its Basic Cable Rates with the City, the proposed rates will continue in effect.

            (3) Extended review period. If the Council is unable to determine whether the rates in issue are within the FCC's reasonable rate standard based on the material before it, or if the Cable Operator submits a cost-of-service showing, the City Council shall, within 30 days from the date the Cable Operator filed its Basic Cable Rates with the City and by adoption of a formal resolution, invoke the following additional period of time, as applicable, to make a final determination:

                  (a) 90 days if the City Council needs more time to ensure that a rate is within the FCC's reasonable rate standard; or

                  (b) 150 days if the Cable Operator has submitted a cost-of-service showing seeking to justify a rate above the applicable benchmark.

                  (c) If the City Council has not made a decision within the 90 or 150 day period, the city council shall issue a brief written order at the end of the period requesting the Cable Operator to keep accurate account of all amounts received by reason of the proposed rate and on whose behalf the amounts are paid.

            (4) Public hearing. During the extended review period and before taking action on the proposed rate, the City Council shall not hold at least one public hearing at which interested persons may express their views and record objections.

            (5) Objections. An interested person who wishes to make an objection to the proposed initial basic rate may request the City Secretary to record the objection during the public hearing or may submit the objection in writing anytime before the decision resolution is adopted. In order for an objection to be made part of the record, the objector must provide the City Secretary with the objector's name and address.

            (6) Benchmark analysis. If a Cable Operator submits its current basic cable rate schedule as being in compliance with the FCC's reasonable rate standard, the City Council shall review the rates using the benchmark analysis in accordance with the standard for authorized by the FCC. Based on the City Council's findings, the initial Basic Cable Rates shall be established as follows:

                  (a) If the current Basic Cable Rates are below the benchmark, those rates shall become the initial Basic Cable Rates and the Cable Operator's rates will be capped at that level.

                  (b) If the current Basic Cable Rates exceed the benchmark, the rates shall be the greater of the Cable Operator's per Channel rate on September 30, 1992, reduced by 10 percent, or the applicable benchmark, adjusted for inflation and any change in the number of Channels occurring between September 30, 1992 and the initial date of regulation.

                  (c) If the current Basic Cable Rates exceed the benchmark, but the Cable Operator's per Channel rate was below the benchmark on September 30, 1992, the initial basic cable rate shall be the benchmark, adjusted for inflation.

            (7) Cost-of-service showings. If a Cable Operator does not wish to reduce the rates to the permitted level, the Cable Operator shall have the opportunity to submit a cost-of- service showing in an attempt to justify a initial Basic Cable Rates above the FCC's reasonable rate standard. The City Council will review a cost-of-service submission pursuant to FCC standards for cost-of-service review. The City Council may approve initial Basic Cable Rates above the benchmark if the Cable Operator makes the necessary showing; however, a cost-of- service determination resulting in rates below the benchmark or below the Cable Operator's September 30. 1992 rate minus 10 percent, will prescribe the Cable Operator's new rates.

            (8) Decision. By formal resolution. After completion of its review of the Cable Operator's proposed rates, the City Council shall adopt its decision by formal resolution. The decision shall include one of the following:

                  (a) If the proposal is within the FCC's reasonable rates standard or is justified by a cost-of-service analysis, the City Council shall approve the initial Basic Cable Rates proposed by the Cable Operator, or

                  (b) If the proposal is not within the FCC's reasonable rate standard and the cost-of-service analysis, if any, does not justify the proposed rates, the City Council shall establish initial Basic Cable Rates that are within the FCC's reasonable rate standard or that are justified by a cost-of-service analysis.

                  (c) Rollbacks and refunds. If the City Council determines that the initial Basic Cable Rates submitted exceed the reasonable rate standard or that the Cable Operator's cost-of-service showing justifies lower rates, the City Council may order the rates reduced in accordance with Paragraph (g) or (h) above, as applicable. In addition, the City Council may order the Cable Operator to pay to Subscribers, refunds of the excessive portion of the rates with interest (computed at applicable rates published by the Internal Revenue Service for tax refunds and the interest rate will be in accordance with FCC regulations as directed in the City Council's decision resolution.

                  (d) Statement of reasons for decision and public notice. If rates proposed by a Cable Operator are disapproved in whole or in part, or if there were objections made by other parties to the proposed rates, the resolution must state the reasons for the decision and the City Council must give public notice of its decision. Public notice will begin by advertisement once in the official newspaper of the City.

            (9) Appeal. The City Council's decision concerning rates for the Basic Service Tier or associated equipment, may be appealed to the FCC in accordance with applicable federal regulations.


      B.    Review of request for increase in Basic Cable Rates

            (1) Notice. A Cable Operator in the City who wishes to increase the rates for the Basic Service Tier or associated equipment shall file a request with the City and notify all Subscribers at least 30 days before the Cable Operator desires the increase to take effect. This notice may not be given more often than annually and not until at least one year after the determination of the initial Basic Cable Rates.

            (2) Expedited determination and public hearing. (1) If the City Council is able to expeditiously determine that the Cable Operator's rate increase request for basic Cable Service is within the FCC's reasonable rate standard, as determined by the applicable Price Cap, the City Council shall:

                  (a) Hold a public hearing at which interested persons may express their views; and

                  (b) Act to approve the rate increase within 30 days from the date the Cable Operator filed its request with the City.

                  (c) If the City Council takes no action within 30 days from the date the Cable Operator filed its request with the City, the proposed rates will go into effect.

            (3) Extended review period. If the City Council is unable to determine whether the rate increase is within the FCC's reasonable rate standard based on the material before it, or if the Cable Operator submits a cost-of-service showing, the City Council shall, by adoption of a formal resolution, invoke the following additional periods of time, as applicable, to make a final determination:

                  (a) 90 days if the City Council needs more time to ensure that the requested increase is within the FCC's reasonable rate standard as determined by the applicable Price

Cap; and

                  (b) 150 days if the Cable Operator has submitted a cost-of-service showing seeking to justify a rate increase above the applicable Price Cap.

                  (c) The proposed rate increase is tolled during the extended review period.

                  (d) If the City Council has not made a decision within the 90 or 150 day period, the City Council shall issue a brief written order at the end of the period requesting the Cable Operator to keep accurate account of all amounts received by reason of the proposed rate increase and on whose behalf the amounts are paid.

            (4) Public hearing. During the extended review period and before taking action on the requested rate increases, the City Council shall hold at least one public hearing at which interested persons may express their views and record objections.

            (5) Objections. An interested person who wishes to make an objection to the proposed rate increase may request the City Secretary to record the objection during the public hearing or may submit the objection in writing anytime before the decision resolution is adopted. In order for an objection to be made part of the record, the objector must provide the City Secretary with the objector's name and address.

            (6) Delayed determination. If the City Council is unable to make a final determination concerning a requested rate increase within the extended time period, the Cable Operator may put the increase into effect, subject to subsequent refund if the City Council later issues a decision disapproving any portion of the increase.

            (7) Price Cap analysis. If a Cable Operator presents its request for a rate increase as being in compliance with the FCC's Price Cap, the City Council shall review the rate using the Price Cap analysis in accordance with the standard form authorized by the FCC. Based on the City Council's findings, the Basic Cable Rates shall be established as follows:

                  (a) If the proposed basic cable rate increase is within the Price Cap established by the FCC, the proposed rates shall become the new Basic Cable Rates.

                  (b) If the proposed Basic Cable Rates increase exceeds the Price Cap established by the FCC, the City Council shall disapprove the proposed rate increase and order an increase that is in compliance with the Price Cap.

            (8) Cost-of-service showing. If a Cable Operator submits a cost-of-service showing in an attempt to justify a rate increase above the Price Cap, the City Council will review the submission pursuant the FCC standards for cost-of-service review. The City Council may approve a rate increase above the Price Cap if the Cable Operator makes the necessary showing; however, a cost-of-service determination resulting in a rate below the Price Cap or below the Cable Operator's then current rate will prescribe the Cable Operator's new rate.

            (9) Decision. The City Council's decision concerning the requested rate increase, shall be adopted by formal resolution. If a rate increase proposed by a Cable Operator is disapproved in whole or in part, or if objections were made by other parties to the proposed rate increase, the resolution must state the reasons for the decision. Objections may be made at the public hearing by a person requesting the City Secretary to record the objection or may be submitted in writing at anytime before the decision resolution is adopted.

            (10) Refunds. The City Council may order refunds of Subscribers' rate payments with interest if:

                  (a) The City Council was unable to make a decision within the extended time period as described in Paragraph (c) above; and

                  (b) The Cable Operator implemented the rate increase at the end of the extended review period; and

                  (c) The City Council determines that the rate increase as submitted exceeds the applicable Price Cap or that the Cable Operator failed to justify the rate increase by a cost- of-service showing, and the City Council disapproves any portion of the rate increase.

                  (d) The method of paying any refund and the interest rate will be in accordance with FCC regulations as directed in the City Council's decision resolution.

            (11) Appeal. The City Council's decision concerning rates for the Basic Service Tier or associated equipment, may be appealed to the FCC in accordance with applicable federal regulations.

      C.    Cable Operator information

            (1) City may require. (a) In those cases when the Cable Operator has submitted initial rates or proposed an increase that exceeds the reasonable rate standard, the City Council may require the Cable Operator to produce information in addition to the submitted, including proprietary information, if needed to make a rate determination. In these cases, a Cable Operator may request the information be kept confidential in accordance with this section.

                  (b) In cases where initial or proposed rates comply with the reasonable rate standard, the City Council may request additional information only in order to document that the Cable Operator's rates are in accord with the standard.

            (2) Request for Confidentiality. A Cable Operator submitting information to the City Council may request in writing that the information not be made routinely available for public inspection. A copy of the request shall be attached to and cover all of the information and all copies of the information to which it applies.

                  (a) If feasible, the information to which the request applies shall be physically separated from any information to which the request does not apply. If this is not feasible, the portion of the information to which the request applies shall be identified.

                  (b) Each request shall contain a statement of the reasons for withholding inspection and a statement of the facts upon which those reasons are based.

                  (c) Casual requests which do not comply with the requirements of this subsection, shall not be considered.

                  (d) City Council action. Requests which comply with the requirements of Subsection (b), will be acted upon the City Council. The City Council will grant the request if the

Cable Operator presents by a preponderance of evidence, a case for nondisclosure consistent with applicable federal regulations. If the request is granted, the ruling will be placed in a public file in lieu of the information withheld from public inspection. If the request does not present a case for nondisclosure and the City Council denies the request, the City Council shall take one of the following actions:

                        (i) If the information has been submitted voluntarily without any direction from the City, the Cable Operator may request that the City return the information without considering it. Ordinarily, the City will comply with this request. Only in the unusual instance that the public interest so requires will the information be made available for public inspection.

                        (ii) If the information was required to be submitted by the City Council, the information will be made available for public inspection.

            (3) Appeal. If the City Council denies the request for confidentiality, the Cable Operator may seek review of that decision from the FCC within five working days of the City Council's decision, and the release of the information will be stayed pending review.

      D.    Automatic rate adjustments

            (1) Annual inflation adjustment. In accordance with FCC regulations, the Cable Operator may adjust its capped base per Channel rate for the Basic Service Tier annually by the final GNP-PI index.

            (2) Other external costs. The FCC regulations also allow the Cable Operator to increase its rate for the Basic Service Tier automatically to reflect certain external cost factors to the extent that the increase in cost of those factors exceeds the GNP-PI. These factors include retransmission consent fees, programming costs, state and local taxes applicable to the provision of cable television service, and costs of Franchise requirements. The total cost of an increase in a Franchise fee may be automatically added to the base per Channel rate, without regard to its relation to the GNP-PI.

                  (a) For all categories of external costs other than retransmission consent and Franchise fees, the starting date for measuring changes in external costs for which the basic service per Channel rate may be adjusted will be the date on which the Basic Service Tier becomes subject to regulation or February 28, 1994, whichever occurs first. The permitted per Channel charge may not be adjusted for costs of retransmission consent fees or changes in those fees incurred before October 6, 1994.

            (3) Notification and review. The Cable Operator shall notify the City at least 30 days in advance of a rate increase based on automatic adjustment items. The City shall review the increase to determine whether the item or items qualify as automatic adjustments. If the City makes no objection within 30 days of receiving notice of the increase, the increase may go into effect.

      E.    Enforcement

            (1) Refunds. The City may order the Cable Operator to refund to Subscribers a portion of previously paid rates under the following circumstances:

                  (a) A portion of the previously paid rates have been determined to be in excess of the permanent Tier charge or above the actual cost of equipment; or

                  (b) The Cable Operator has failed to comply with a valid rate order issued by the City.

            (C) Fines. If the Cable Operator fails to comply with a rate decision or refund order, the Cable Operator shall be subject to a fine of $500 for each day the Cable Operator fails to comply.

Sec. 40. Access facilities.

      (a) Applications for a Franchise or Franchise renewal shall include proposals for the provision of public, educational and governmental access Channels sufficient to meet community needs during term of Franchise as determined by City. A Franchisee or applicant shall specify what grants, if any, it is willing to make for studio equipment and facilities to be used for local program production by all cable access users.

      (b) All access Channel operations must conform to the following minimum requirements:

            (1) the City may require that a Franchisee provide studio space for access use. Access Channels shall be carried on the Franchisee's lowest priced service offering.

            (2) The Franchisee shall have no control over the content of any programming carried on access Channels. The City may require a Franchisee, or select a non-profit corporation or other entity, to manage the access program and to establish reasonable rules for the use of access Channels consistent with the requirements of this Ordinance, the Franchise Agreement and the intended purpose of such Channels. Such rules shall be subject to review and approval by the City.

            (3) The use of any public access Channel shall be made available to any City resident on a nondiscriminatory basis at no charge of Channel use. Where access studio facilities are located on a Franchisee's premises, the Franchisee shall make its personnel available for consultation and assistance to access uses at no charge provided that such personnel can be spared from their normal duties.

      (c) At the request of a Franchisee the City shall promulgate rules under which Channel capacity dedicated to access use may be used by the Franchisee when it is not being used for access purposes.

Sec. 41. Cable Advisory Committee.

      (a) The City may establish a Cable Advisory Committee to advise it on matters related to the use of Cable Systems and facilities. Unless otherwise provided, any such committee shall consist of not less than three(3) nor more than five (5) residents of the City appointed by the Mayor and confirmed by the Council except that the Chairperson shall be an elected official. If such a committee is to have a continuing or indefinite existence, members shall serve for overlapping terms of five (5) years, or until their successors are appointed and confirmed. A vacancy on the committee shall be filled for the unexpired term of the departing member.

      (b) Each Franchisee shall have the right to participate in the Cable Advisory Committee by the appointment of an ex-officio member of the Committee who shall be at all times during such service an employee or officer of the Franchisee. Such member shall be appointed by the Franchisee informing, in writing, the Mayor of the person designated to act on behalf of the Franchisee for such purpose. Upon receipt of such notification the Mayor shall inform the Chairperson of the Cable Advisory Committee of the appointment of such ex-officio member.

      (c) An Advisory Committee shall advise the City on matters related to the use of cable communications operations as specified by the Mayor or Council at the time of its establishment. Its functions may be modified from time-to-time by the Mayor or Council.

      (d) Members of the Cable Advisory Committee shall receive no compensation for their services except reasonable and necessary expenses as may be provided in the budget. Ex-officio members of the Cable Advisory Committee shall receive no compensation for their services and shall not be reimbursed for any expenses in connection with participation in the Cable Advisory Committee.

Sec. 42. Performance evaluation.

      (a) The City may periodically evaluate the performance of a Franchisee during the Franchise term. A Franchisee shall cooperate fully with these evaluations and supply the City with all relevant information requested. If the City desires to implement a survey of Subscribers in connection with its evaluation of service, a Franchisee shall distribute the City's questionnaire to its Subscribers. Any meetings between the City and the Franchisee for purposes of evaluation shall be publicized in advance and open to the public.

      (b) If evaluation indicates the need for modification to the Franchise Agreement, the City shall attempt to negotiate the necessary changes. The City shall issue a report to the Council of the results of the performance evaluation and any recommended changes to the Franchise Agreement as negotiated with the Franchisee.

      (c) The Council may hold a public hearing on any performance evaluation reports. Any Franchise Agreement modifications must be approved by the Council before they become effective.

Sec. 43. Administration.

      (a) The Chairperson of the Cable Advisory Committee shall have the responsibility for overseeing the day-to-day administration of cable communication operations within the City as governed by this Ordinance and the applicable Franchise Agreement. The City Clerk shall be empowered to take all administrative actions on behalf of the City except for those actions specified herein which are reserved to the Council or other named entity.

      (b) The Council has the sole authority to: grant Franchises, authorize the execution of Franchise Agreements, modify Franchise Agreements, renew Franchises, revoke Franchises, and authorize the transfer of Franchises. Where this Ordinance or a Franchise Agreement specifies that a certain action will be taken by the Council or other named City entity, that action is reserved to the named entity.

      (c) All filings and reports required of Franchisees or applicants pursuant to this Ordinance or a Franchise Agreement shall be made with the City Clerk unless otherwise specified.

Sec. 44. Applicability.

      This Ordinance, or an amendment thereto, shall be applicable to all cable Franchises issued by the City, whether or not such Franchises were issued prior to the effective date of this Ordinance or an amendment thereto. However, this Ordinance shall not act to unilaterally abrogate prior contractual commitments of the City as contained in any Franchise Agreement.

      PASSED and ADOPTED This 16th day of January, 1995.

                                 APPROVED:  /s/ Richard L. Hauversburk
                                            ----------------------------
                                                        Mayor

ATTEST:  /s/ Joyce Lewis
         ------------------
            City Clerk


DEPOSITED and FILED with me in my office this 16 day of January, 1995.

                                            /s/ Joyce Lewis
                                            --------------------
                                                City Clerk

                                  CERTIFICATION
STATE OF ILLINOIS            )
                             )      SS
COUNTY OF SANGAMON           )

      I, Joyce Lewis, do hereby certify that I am the duly qualified and acting Clerk of the City of Auburn, Sangamon County, Illinois, and as such, I am the keeper of records, files and proceedings of the City Council of said City.

      I do further certify that the foregoing and attached Ordinance is a full, true and correct copy of the Ordinance entitled:

                  AN ORDINANCE OF THE CITY OF AUBURN, ILLINOIS
                TO PROVIDE FOR THE REGULATION OF CABLE TELEVISION
                                 WITHIN THE CITY

      Said Ordinance was duly adopted by the City Council of the City of Auburn, Sangamon County, Illinois, at a regularly convened meeting held on the 16th day of January, 1995 as the same appears in the official records in my care and custody.

      IN WITNESS WHEREOF, I have hereunto affixed my signature and the official seal of the City of Auburn, Sangamon County, Illinois, this 18 day of January, 1995.

(SEAL)

  /s/ Joyce Lewis
---------------------------------
Joyce Lewis, City Clerk

                               FRANCHISE AGREEMENT

      THIS AGREEMENT, effective this 1st day of November, 1995, is between the City of Auburn, Illinois ("City") and Enstar Communications Corporation and ENSTAR INCOME PROGRAM II-2 L.P., ("Enstar").

      WHEREAS, the City Council, at its meeting held on June 19, 1995 agreed to renew Enstar's franchise pursuant to the terms reflected in this instrument to which Enstar has agreed.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, it is agreed as follows:

      Section 1. Short Title. This Agreement may be referred to and cited as the "Enstar Franchise Agreement."

      Section 2. Definitions. Except as provided below, the terms, phrases, words, and their derivations used in this Agreement shall have the meaning given in the City's Cable Ordinance;

      "Application" means seeking an extension of its franchise, its subsequent renewal proposals, the public hearings held relevant to the proposed renewal, and all related correspondence.

      "Cable Ordinance" means City Ordinance No. 1038-95 which governs the operation of a cable system under this Agreement.

      "Grantee" or "Franchisee" means Enstar or its lawful successor, transferee or assignee.

      Section 3. Grant of Authority.

      (a) There is hereby granted by the City to the Grantee the right and privilege to construct, operate, maintain and extend a cable system to all places within the City. The rights granted hereunder shall be non-exclusive and shall not be transferred or assigned without the prior approval of the City as specified in the Cable Ordinance, which approval shall not be unreasonably withheld.

      (b) The Grantee shall have the right to use and occupy roads, streets, alleys, public ways and easements for the purposes of installing its wires, cables, and associated equipment in or on poles, by direct burial, or in underground conduits as necessary for the operation of the cable system. This authority, however, does not obviate the need for obtaining permits from the City for construction involving the disturbance of public streets, sidewalks or thoroughfares and for compliance with all City regulations and requirements relative to construction and operation of facilities in the public rights-of-way.

      Section 4. Compliance with Applicable Laws and Ordinances. The Franchisee shall, at all times during the life of this Agreement, be subject to all lawful exercise of the police power by the City consistent with the Franchisee's contractual rights and to such reasonable regulation as the City shall hereafter provide, and shall be required to comply fully with all federal and state statutes and regulations governing cable communications. The authority granted under this Agreement is subject to the City's Cable Ordinance. By its acceptance of the terms of this Agreement, the Grantee specifically agrees to also accept and abide by the requirements of said Cable Ordinance, which requirements are incorporated hereby by reference, and all subsequent amendments of the Cable Ordinance provided that such amendments do not abrogate any contractual rights of the Grantee contained herein.

      Section 5. Provision of Service.

      (a)   1.    Consistent with the requirements of the Cable Ordinance, upon request the Franchisee shall extend cable service to all residents within the City limits as determined as of the effective date of this Agreement.

            2. The Franchisee and the City agree that as of the date of this Agreement certain residents of the City do not have cable service available. The Franchisee and the City agree that the maps attached hereto as Exhibit "A" display all locations not so served. The Franchisee agrees to provide cable service to all locations depicted on said maps on or before February 28, 1996.

      (b) The Franchisee shall extend service to each school and City building passed by the cable system. No charge shall be made for installation or for basic service, except the Franchisee may: 1.) charge for its cost of installation if more than one connection is desired at each building; or 2.) charge for that portion of the cost of installation which exceeds One Hundred Dollars ($100.00). If during the term of this Agreement, new schools or other public buildings are constructed within the City, the City may also require the extension of service to such schools under the same terms and conditions as for existing public buildings.

      (c) The initial subscriber rates are to be as specified in Exhibit "A" hereto. Subscriber rates may be later modified as provided for and as further defined by the Cable Ordinance by federal law or regulation and as further defined by the Cable Ordinance.

      (d) Regular basic service shall consist of a minimum of 12 channels. The Franchisee shall create and provide such other categories of service as it may deem necessary, except that the total number of channels available in all categories of service shall not be less than 35 channels. The programming carried shall be determined by the Franchisee; provided, however, the City may suggest changes from time-to-time that it believes will better satisfy public needs in terms of broad categories of programming.

      (e) At intervals of no less than once a year, the Franchisee shall provide to the City and all of its subscribers the currently applicable subscriber information specified in Section 15(c) of the Cable Ordinance, excepting a copy of the service contract.

      Section 6. Liability and Indemnification.

      (a) By its acceptance of this Agreement, the grantee specifically agrees that it will indemnify and hold the City, including all its officials, employees and agents, harmless against any and all claims arising out of the grant of this franchise and the operation of Grantee's cable system. The Grantee shall pay all expenses incurred by the City in defending itself against all such claims, including all out-of-pocket expenses such as attorney and consultant fees, and the reasonable value of any service rendered by the City Attorney or any employees of the City.

      (b) The Grantee shall maintain throughout the terms of this Agreement comprehensive liability insurance insuring the City, including its officials, employees and agents, and the Grantee with regard to all damages with respect to operations performed by, or on behalf of, the Grantee in the minimum amounts specified in the Cable Ordinance.

      (c) In lieu of the twenty five thousand dollars ($25,000) security fund required by Section 11 of the Cable Ordinance, the Grantee may, within sixty
(60) days of the date of adoption of this Agreement, establish a security fund in the amount of five thousand dollars ($5,000) and a performance bond in the amount of twenty thousand dollars ($20,000), which shall be used for insuring that the Grantee will fulfill and perform each term and condition of this Agreement and the Cable Ordinance. In case of any breach of a condition hereof, the amount of damages shall be withdrawn by the City from the security deposit and then against any performance bond. Following the procedures prescribed in the Cable Ordinance, the Franchisee shall replenish any amounts withdrawn from the security fund and any applicable performance bond.

      (d) Because the City will suffer damages from any violation of this Agreement, which damages may be difficult to quantify, the City and the Franchisee agree to the following schedule of liquidated damages:

            (1) Failure to file reports or supply information as required - $50 per day

            (2) Failure to perform annual sweep and balance tests - $100 per day.

            (3) Failure to perform maintenance and retain maintenance records as required - $100 per day.

            (4) Failure to maintain insurance or replenish security fund/ performance as required - $100 per day.

            (5)   Failure to achieve or maintain technical performance standards
                  - $100 per day.

            (6)   Failure to maintain customer service standards, - $50 per day.

            (7) Other material violations - $100 per day that each violation continues.

Before assessing the Franchisee for liquidated damages, the City shall give written notification to the Franchisee in advance so that the Franchisee will have notice of the violation and an opportunity to correct it. The liquidated damages shall not commence accruing for uncorrected violations until the 30th day following the date the notice was received by the Franchisee. A violation will not constitute a breach of the Agreement nor shall liquidated damages accrue where it occurs as a result of circumstances beyond its control.

      (e) All insurance and bond instruments must be approved as to form by the City Attorney prior to their effectiveness.

        Section 7. Technical Requirements. The Grantee shall maintain and extend its system so as to provide high quality signals and reliable service consistent with the proposal contained in its Application. The system shall meet or exceed any applicable technical performance standards of the FCC and the Cable Ordinance.

      Section 8. Emergency Use of Facilities. In the case of any emergency or disaster, the Grantee shall, upon request of the City, make available its facilities to the City for emergency use during the emergency or disaster period.

      Section 9. Other Business Licenses. This Agreement authorizes only the operation of a cable system as provided for herein, and does not take the place of any other franchise, license, or permit which might be required of the Grantee by law.

      Section 10. Duration and Acceptance of Agreement. This Agreement and the rights, privileges, and authority hereby granted shall take effect and be in force from the effective date of this Agreement and shall continue in force throughout its term provided that within sixty (60) days after the date of adoption, the Grantee shall provide evidence of satisfactory compliance with the security fund/performance bond and insurance requirement hereof. Failure of the Grantee to do so within said time period shall operate to make this Agreement null and void upon a majority vote of the City Council.

      Section 11. Franchise Fee. As compensation to the City for the use made of its roads, streets, and public thoroughfares, the Franchisee shall pay to the City a franchise fee at the maximum allowable rate provided by law payable as specified in the Cable Ordinance. The maximum allowable rate payable shall be determined annually on September 1st of each year. In the event of a change in the rate percentum to be paid, such charge shall become effective on the succeeding January 1st. Enstar shall be permitted to itemize franchise fees on its customer billings.

      Section 12. Customer Service. The Franchisee shall provide customer service consistent with its Application and the provisions of the Cable Ordinance.

      Section 13. System Maintenance.

      (a) The Franchisee shall maintain the system at the highest commercially practical level of technical quality. To that end, it shall perform, at a minimum, all tests required to be performed by a Cable Operator pursuant to FCC regulations in effect on the effective date of this franchise.

      (b) The Franchisee shall retain a copy of all maintenance logs and records for a period of two years. Upon request of the City, the Franchisee shall provide copies of such documentation to the City.

      (c) No less than once a year the Franchisee shall perform a sweep and balance of the system activities to ensure that the entire system is performing as required.

      Section 14. Conflicts.

      (a) In the event of a conflict between this Agreement and the Cable Ordinance, the Cable Ordinance shall prevail unless said Ordinance provides for an exception in the Franchise Agreement or unless this Agreement explicitly modifies or waives a provision of the Ordinance.

      (b) Section 14(a)(2) of the Cable Ordinance is hereby modified to require submission of financial statements based upon the method set forth herein.

            (1) The Franchisee shall file with the City Clerk within three (3) months of its Fiscal Year a financial statement disclosing the income and expenses of the operations undertaken pursuant to this Agreement.

            (2) Such financial statement shall be prepared by the Chief Financial Officer of the Franchisee and shall be sworn by him to be true, correct and complete to the best of his personal knowledge.

            (3) Such financial statement shall be prepared as the basis of the Enstar Income Program II-2, Hillsboro Region, or its successor (the "Region").

            (4) Such Financial Statement shall be calculated by multiplying the results of operations for said Region by a fraction, the numerator of which is the number of subscribers in the Franchisee Territory as of the last day of the Fiscal Year reported and the denominator of which is the number of basic subscribers for the Region.

            (5) In the event that the Franchisee commences accounting for individual systems within the Region, such commencement shall be deemed to be a relinquishment of the relief granted in this subscription and the Franchisee shall notify the City of such commencement by the method set forth in Section 16 hereof.

      Section 15. Reimbursement of Expenses. Grantee agrees to reimburse the City for the costs incurred by the City in connection with the renewal process in the amount of $20,000.00. Such amount shall be paid to the City Clerk within 30 days of the date of this Agreement.

      Section 16. Notices. All formal notices under this Agreement shall be delivered by U.S. mail (certified or registered), or any courier service that verifies the date of delivery and shall be considered given upon the date of receipt. Notices sent to the City shall be addressed to the City Clerk with a copy to the City Attorney. Notices sent to the Franchisee shall be addressed to its local office to the attention of Regional Manager, Enstar Cable TV, 11 Clearing Avenue, P.O. Box 526, Taylorville, IL 62568 with a duplicate notice to the attention of Senior Vice President, Enstar Communications Corporation, 10900 Wilshire Blvd., Suite 1500, Los Angeles, CA 90024.

      Section 17. Miscellaneous Provisions.

      (a) Whenever this Agreement shall set forth any time for an act to be performed by or on behalf of the Franchisee, such time shall be deemed of the essence.

      (b) This Agreement may not be amended except by written instrument executed by both parties hereto.

      (c) This Agreement shall be interpreted under the laws of the State of Illinois.

      (d) If any provisions of this Agreement is found by any court, government agency or other body having jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate appropriate changes to such provision, and the remaining provisions, to the extent practical, shall remain in full force and effect.

      Section 18. Term of Agreement. This Agreement shall take effect as of January 1, 1996, provided that such execution occurs on or before March 31, 1996, and one such executed copy is delivered to the City Clerk no later than 5:00 p.m., March 31, 1996. If not so executed and delivered in a timely manner, this Agreement shall be null and void. Once effective, this Agreement shall remain in effect until December 31, 2004, unless extended or renewed as provided for in Section 19 hereof. Provided, however, if the requirements of Sections 6 and 15 are not satisfied within sixty (60) days of the date of adoption, this Agreement shall become null and void.

      Section 19. Renewal and Extension of Franchise granted hereunder.

      (a) The franchise granted hereunder shall be extended for a term commencing at 12:00 a.m., January 1, 2005 and expiring at 11:59 p.m., December 31, 2010, upon substantial compliance by the Franchisee with the material terms and conditions set forth in this section.

      (b) In the event the Franchisee has requested a transfer of the franchise by the filing of an Application for Transfer of Franchise pursuant to
Section 8 of the Cable Ordinance or by any other procedure which resulted in a transfer of the franchise pursuant to Section 34 of the Cable Ordinance, the right to extend the franchise set forth in subsection (a) above may be transferred to any transferee upon a majority vote of the City Council taken at a regular meeting.

      (c) In the event that the City Council has revoked or terminated the franchise pursuant to Section 35 of the Cable Ordinance, the extension of said franchise set forth in subsection (a) above shall be null and void.

      (d) In the event the Franchisee is determined to have violated subsection (c) of Section 37 or Section 38 of the Cable Ordinance, the extension of said franchise set forth in subsection (a) above shall be null and void.

      (e)

            (1) The Franchisee shall seek such renewal and extension of the franchise by submitting a notice to the City Clerk requesting such extension not later than July 1, 2004. Said request shall include a sworn affidavit of an officer of the company indicating that the Franchisee has substantially complied with the material provisions of Sections 10 through 19 of the Cable Ordinance; has made payment of any and all sums due to the City of Auburn; and, the amount paid as liquidated damages as provided for in Section 6(d) provided herein.

            (2) Upon receipt of such notice by the City Clerk, the Mayor and City Council shall commence a Performance Evaluation as provided for in
      Section 33 of the Cable Ordinance for the purpose of determining substantial compliance with Sections 10 to 19 of the Cable Ordinance and substantial compliance with subsections (b) through (d) hereof.

            (3) In the event that the City Council finds, as a result of said performance evaluation, that the Franchisee has substantially complied with said sections, the City Council shall renew and extend the franchise of the Franchisee through and including December 31, 2010 provided, however, that to obtain such renewal, Franchisee must agree to pay to the City of Auburn franchise fees at the maximum allowable rate imposed by law; and to pay all of the costs incurred by the City of Auburn, not to exceed fifty percent (50%) of the average annual franchise fee paid to the City hereunder, in conducting a performance evaluation provided for herein; and, the execution of a substantially similar franchise agreement setting forth the duties and obligations of the parties.

            (4) In the event that the City Council finds, as a result of said performance evaluation, that the Franchisee has not substantially complied with the provisions of this Section and all provisions of the Cable Ordinance set forth herein, the extension said franchise set forth in subsection (a) above shall be null and void.

            (5) The City Council shall adopt procedural rules for conducting the Performance Evaluation provided for herein. Said Rules shall provide that the determinations and findings to be made in the subsections shall be adopted only by a majority vote of the City Council at a regularly scheduled meeting.

      Section 20. Reconstruction of Existing System. Enstar agrees to upgrade the distribution system for the provision of the services provided for herein as set forth in this section.

      The upgrade of said system shall begin not later than January 1, 1996, which the parties agree that said upgrade has begun on a timely basis. The upgrade of said system shall be completed within 18 months from the effective date of the franchise. The system upgrade shall be designed to a 750 megahertz and constructed for 550 megahertz capacity operation. Enstar shall upgrade the system by installing a fiber optic cable piggyback trunkline throughout said system. The system shall be constructed not less than the same technical standards and capacities as all other franchise territories that are served by the Hillsboro region of Enstar and substantially in compliance with Exhibit B hereto. Enstar shall periodically inform the City of the progress of such upgrade work and provide monthly written status reports to the City on such progress, including maps showing areas where such upgrade work is to be performed.

      Prior to the commencement of construction, Enstar shall obtain all necessary permits, licenses or other authorization as required by all applicable laws and ordinances and shall otherwise comply with all terms and conditions of this franchise and the cable Ordinance concerning construction.

      Section 21. Extension of Service to Newly Constructed Subdivisions. Notwithstanding any other provision hereof, Enstar agrees to construct, install and extend necessary facilities for the provision of cable television service to any newly constructed subdivision (as hereinafter defined) constructed within the corporate limits of the City or to be annexed to the City upon construction as provided for in this section.

      (A) For the purposes of this section, the following terms shall have the following meanings:

            (1) "Subdivision" shall mean the division of any parcel of Real Property into tracts, parcels, lots or blocks which requires compliance with the Plat Act of the State of Illinois (765 ILCS 205/0.01 et seq.)

            (2) "Final Plat" shall mean any document prepared and submitted by any person and approved by the City Council in conformance with the procedure set forth in Section 2 of the Plat Act.

      (B) Upon approval of a Final Plat by the City Council, the City Clerk shall notify Enstar of such approval and shall transmit to Enstar a copy of such Final Plat in the same manner as any notice provided for pursuant to this Franchise Agreement.

      (C) Upon receipt of such Final Plat, Enstar shall commence all necessary activity for the construction, installation and extension of its facilities for cable television service to said subdivision.

      (D) All facilities installed pursuant to this section shall be buried underground unless Enstar obtains a waiver from the City Council for said requirement.

      (E) Where Enstar has entered into a valid cable burial agreement with any utility provider other than the City of Auburn, Enstar shall be permitted to place its facilities in burial trenches with such utility provider constructing facilities in said subdivision. Enstar shall be prohibited from the burial of any facilities in any excavation which is utilized by the City of Auburn for burial of facilities for provision of natural gas, water or sewer service.

      (F) As a condition of approval of a subdivision, the City shall require the party or parties developing said subdivision to notify Enstar of the date or dates when burial trenches will be available for the installation of cable. Such notice shall be given not less than fourteen (14) days nor more than thirty (30) days prior to the date or dates that such trenches will be available. The City agrees to take such additional action as may be necessary for the enforcement of said conditions, including, but not limited to amendment of appropriate City Ordinances.

      (G) If Grantee is notified of the date burial trenches are available and fails to install its conduit and/or cable when burial trenches are available, and the burial trenches are thereafter closed the cost of new burial trenches is to be borne by the Grantee, said construction to commence within ninety (90) days after the date on which the burial trenches were available.

      (H) If the Grantee is not notified of the date burial trenches are available, the Grantee shall not be required to install its conduit, cable or facilities in said subdivision until a minimum density of homes of 20 per cable mile is reached.

      (I) All costs of the installation, construction and extension of said facilities shall be the sole responsibility of Enstar.

      (J) The construction, installation and extension of said facilities shall be in conformance with all applicable building, electrical, technical or similar codes for the construction, installation or extension of similar facilities now adopted or hereinafter adopted by the City of Auburn which are applicable at the time of such construction, installation and extension.

      (K) As additional consideration and an inducement to the City to enter into this Franchise Agreement Enstar agrees to hold harmless the City for any damage which occurs to the facilities installed, constructed or extended pursuant to this section which is caused as a result of subsequent good faith activities by the City, including excavations and hereby waives any right, cause of action, claim or demand for compensation arising from any such damage. The provisions of this subsection shall be deemed to constitute a separate contract by and between Enstar and the City and such provisions shall survive the expiration of the term, including subsequent extensions and renewals, of this Franchise Agreement.

      Section 22. Permits for Burial of Cable

      Except for construction of cable facilities pursuant to Section 21 hereof, Enstar shall obtain permits for the burial of cable on public rights-of-way pursuant to this paragraph. Not less than thirty (30) days prior to the commencement of any burial of cable on public rights-of-way, Enstar shall submit to the Mayor a request for such permit which shall briefly describe the work to be performed, the location of such work and the approximate dates such work is to commence and be completed. Such request shall be accompanied by a sketch or map showing the approximate path of such burial along with necessary identification of the area of such burial.

      Upon receipt of such request, the Mayor shall refer the request to the appropriate city officials and committees for review and comment. Not later than thirty (30) days following the receipt of such request, the Mayor shall issue a permit for such burial in the manner requested on with such modification as may be necessary to avoid interference with other lawful occupants of said rights-of-way. Nothing herein shall require Enstar to obtain a permit for 1.) burial of cable which connects a service pedestal to a subscriber premise; or, 2.) burial of cable pursuant to Section 21 hereof.

      In addition to requirements for insurance of the operations of Enstar, the following additional insurance restrictions shall apply during the period of said upgrade as set forth in this paragraph. Prior to the commencement of construction, Enstar shall post with the City Clerk a Construction Bond in the amount of $100,000 conditioned upon the upgrade of the system in a workmanlike manner in accordance with the standards set forth in this Franchise Agreement and in the Cable Ordinance; and, a Performance Bond in the amount of $100,000 conditioned upon the completion of the system within the times and in accordance with the specifications set forth herein. Additionally, Enstar shall cause the City to be named as an additional named insured on any certificate of insurance tendered by any contractor or subcontractor performing work in connection with said upgrade as contemplated by this section. Enstar shall be obligated to provide said certificates by the latter of 60 days after the commencement of the upgrade or 60 days after the execution of any contract or subcontract for the performance of upgrade work.

      Section 23. Public, Educational and Governmental Access Commitment. Following completion of the Reconstruction of the System provided for in Section 20 hereof:

      (a) Enstar agrees to make available to the City of Auburn and the appropriate educational and public organizations one channel each for public, educational and governmental access programming. Such channels shall be activated by Enstar upon its receipt and approval of an appropriate proposal for the provision of public, educational or governmental access programming, which proposal includes an agreement to indemnify Enstar for liability incurred as a result of programming content. Enstar agrees to cooperate with the City of Auburn or any appropriate public or educational organization seeking activation of an access channel and shall, to reasonable commercial limits, provide assistance, technical expertise and other material as may be required for the provision of access and programming.

      (b) Enstar reserves the right to provide financial or material assistance to the City of Auburn or any qualified public or educational organization which Enstar, in its sole discretion, deems appropriate for such assistance to enhance the provision of access services in the City of Auburn.

      (c) Enstar recognizes the value of the provision of cable television services as an educational tool in the schools within the school districts located within the corporate boundaries of the City of Auburn. As a result of such recognition, Enstar hereby covenants and agrees to provide free basic service to said educational institutions now in existence and to any newly constructed educational facility within the City of Auburn. In furtherance of said recognition, Enstar further agrees to continue its participation in the "Cable in the Classroom" program or any program providing similar substitute services, throughout the term of this franchise and any extensions hereof.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals as follows:

CITY OF AUBURN, ILLINOIS               Attest:



By:  /s/ Loren E. Boesdorfer           /s/ Joyce Lewis
     --------------------------        -----------------------------
     Mayor                             City Clerk



Date: __________________________





ENSTAR COMMUNICATIONS CORPORATION      Attest:



By:  /s/ Howard Gan                    /s/ Danielle Millet
     ---------------------------       ------------------------------

     Its  V.P.
          ---------------------

Date:  March 31, 1996
       ---------------------------





      A fully executed copy of this Agreement was deposited and filed with the City of Auburn, Illinois, on the 4 day of March, 1996.



                                       /s/ Joyce Lewis
                                       ----------------------------
                                       City Clerk

                                                             (Effective: 4/1/96)

ENSTAR CABLE TV - Auburn, IL



CHANNEL  LINE-UP--------------------             RATES----------------------



      2  KTVI 2-FOX ST. LOUIS, MO                BASIC                                $19.55
      3  KSDK 5-NBC ST. LOUIS, MO                TIER (=)                               0.72
      4  KMOV 4-CBS ST. LOUIS, MO                SATELLITE PACKAGE 1 (+)                6.68
    * 5  HBO                                     BASIC ON ADDITIONAL OUTLET             0.00
    * 6  CINEMAX
    * 7  SHOWTIME                                INSTALLATION/SERVICE (per hr.)        45.00
      8  ESPN                                    INSTALL MATERIALS (if any)          At Cost
      9  KETC 9-PBS ST. LOUIS, MO                REMOTE                                 0.11
      10 WICS 20-NBC SPRINGFIELD,IL              NON-ADDRESSABLE CONVERTER              0.86
      11 KPLR-TV 11-IND ST. LOUIS, MO            WIRE MAINTENANCE AGREEMENT             1.50
      12 NICKELODEON                             CABLE PROGRAM GUIDE                    1.75
      13 THE WEATHER CHANNEL                     LATE PAYMENT FEE                       1.50
    * 14 THE DISNEY CHANNEL                      RETURNED CHECK FEE                    15.00
      15 LOCAL-CHARACTER GENERATED               LOST/STOLEN CONVERTER EQUIP     Prices Vary
      16 LIFETIME                                DAMAGED CONVERTER EQUIPMENT     Actual Cost
      17 THE NASHVILLE NETWORK                                                     to Repair
      18 WAND 17-ABC DECATUR, IL
      19 WRSP-TV 55-FOX SPRINGFIELD, IL
      20 WCFN 49-CBS SPRINGFIELD, IL
    * 21 THE MOVIE CHANNEL                       PREMIUM SERVICES (*)-------------------------
      22 USA NETWORK                             CINEMAX                                8.45
    + 23 WTBS 17-IND ATLANTA, GA                 THE DISNEY CHANNEL                     8.45
    + 24 TNT                                     HBO                                    9.45
    + 25 WGN-TV                                  THE MOVIE CHANNEL                      8.45
    + 26 THE FAMILY CHANNEL                      SHOWTIME                               8.45
    + 27 NEWSTALK TELEVISION                     ---------------------------------------------
    = 28 CNN                                     All Broadcast TV stations carried on a channel
    = 29 THE DISCOVERY CHANNEL                   higher than 13 can only be received via cable
    = 30 CNN HEADLINE NEWS                       through a converter box, unless you have a cable
      31 QVC                                     ready TV set. Converter boxes are available for
      32 ARTS & ENTERTAINMENT                    rent at the low rate listed above.
      33 COUNTRY MUSIC TV
      34 MTV                                     The above rates may not include applicable taxes
      35 AMERICAN MOVIE CLASSICS                 fees and assessments. Any such amounts will be
      36 E!-ENTERTAINMENT                        itemized on your bill.
      37 NEW INSPIRATIONAL NETWORK
      98 HOME SHOPPING NETWORK
      99 C-SPAN


                                    EXHIBIT A

                        AMENDMENT TO FRANCHISE AGREEMENT

      WHEREAS, the City of Auburn, Illinois has previously entered into a Franchise Agreement dated as of the 1st day of November, 1995 by and between itself and Enstar Communications Corporation and Enstar Income Program II-2 L.P.; and,

      WHEREAS, an error in the preparation of the Franchise Agreement has erroneously identified the contracting party as "Enstar Income Program II-2 L.P."; and,

      WHEREAS, the City of Auburn and Enstar Communications Corporation are desirous of correcting the error to correctly identify the party who owns the cable television system in the City of Auburn, Illinois;

      IT IS NOW THEREFORE AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

      The parties hereto, the City of Auburn, Illinois and Enstar Communications Corporation, hereby agree that the preamble of the Franchise Agreement is hereby amended by deleting the words "Enstar Income Program II-2 L.P." and inserting in lieu thereof the words "Enstar Cable of Macoupin/Carlinville Joint Venture."

      This Amendment shall be effective as of the 1st day of November, 1995.

      Enstar Communications Corporation hereby represents and warrants that it has the lawful power and authority to execute the Franchise and this Amendment on behalf of Enstar Cable of Macoupin/Carlinville Joint Venture.

      All other terms and conditions of the Franchise are ratified as if fully set forth herein.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals as follows:



CITY OF AUBURN, ILLINOIS               Attest:





By:  /s/ Loren E. Boesdorfer           /s/ Joyce Lewis
     --------------------------        -------------------------
     Mayor                             City Clerk



Date:  4-21-97
       --------------------------



ENSTAR COMMUNICATIONS CORPORATION      Attest:





By:  /s/ Howard Gan                    /s/ Susan Spanknoble
     ---------------------------       -------------------------

     Its  V.P.
          ----------------------
     Date:  5/18/97
            ----------------------